As filed with the Securities and Exchange Commission on November 17, 2025.
Registration Statement No. 333-291106
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Amendment No. 1 to
Form S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
Direct Digital Holdings, Inc.
(Exact name of registrant as specified in its charter)

Delaware	7370	87-2306185
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)
1177 West Loop South, Suite 1310
Houston, Texas 77027
(832) 402-1051
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
Mark Walker
Chairman and Chief Executive Officer
Keith Smith
President
Direct Digital Holdings, Inc.
1177 West Loop South, Suite 1310
Houston, Texas 77027
(832) 402-1051
(Name, address, including zip code, and telephone number,
including area code, of agent for service)
Copies to:
Rakesh Gopalan
David S. Wolpa
Troutman Pepper Locke LLP
301 S. College Street, 34th Floor
Charlotte, NC 28202
(704) 998-4050
Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective.
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: ☒
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐
The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. The selling stockholder named in this prospectus may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and the selling stockholder named in this prospectus is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.
SUBJECT TO COMPLETION, DATED NOVEMBER 17, 2025
PRELIMINARY PROSPECTUS
50,000,000 Shares of Class A Common Stock
This prospectus relates to the resale by New Circle Principal Investments LLC (“New Circle” or the “selling stockholder”) from time to time, of 50,000,000 shares of our Class A common stock, par value $0.001 per share (the “Class A Common Stock”).
The shares of Class A Common Stock being offered by the selling stockholder have been or may be purchased pursuant to the share purchase agreement, dated October 18, 2024 and amended October 24, 2025, that we entered into with New Circle (as amended, the “Purchase Agreement”). The shares being offered for resale by this prospectus consist of (i) 100,000 shares of Class A Common Stock that we issued as an incremental commitment fee in accordance with the terms of the Purchase Agreement and (ii) Class A Common Stock that we may, in our sole discretion, elect to issue and sell to New Circle, from time to time after the date of this prospectus, pursuant to (and limited by the terms of) the Purchase Agreement. See “New Circle Transaction” for a description of the Purchase Agreement and “Selling Stockholder” for additional information regarding New Circle. The prices at which New Circle may sell the shares will be determined by the prevailing market price for the shares or in negotiated transactions. We are not selling any securities under this prospectus and will not receive any of the proceeds from the sale of shares of Class A Common Stock by the selling stockholder. Other than the 100,000 shares issued as the incremental commitment fee, we have not yet sold any of the shares of Class A Common Stock that are the subject of this prospectus to New Circle under the Purchase Agreement. We may receive up to $100 million aggregate gross proceeds (subject to certain limitations) under the Purchase Agreement from any sales we make to New Circle pursuant to the Purchase Agreement, including sales made to date and to be made after the date of this prospectus.
Our registration of the resale of the securities covered by this prospectus does not mean that New Circle will offer or sell any of the Class A Common Stock. Subject to the terms of the Purchase Agreement, the selling stockholder may sell or otherwise dispose of the shares of Class A Common Stock described in this prospectus in a number of different ways and at varying prices. See “Plan of Distribution” for more information about how the selling stockholder may sell or otherwise dispose of the shares of Class A Common Stock the offering of which is being registered pursuant to this prospectus. The selling stockholder is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act of 1933, as amended.
The selling stockholder will pay all brokerage fees and commissions and similar expenses related to the resale of the securities described herein. We will pay the expenses (except brokerage fees and commissions and similar expenses) incurred in registering the offering of the shares, including legal and accounting fees. See “Plan of Distribution.”
We are a “smaller reporting company” and an “emerging growth company” under the federal securities laws and, as such, are subject to reduced public company reporting requirements. See “Implications of Being an Emerging Growth Company and a Smaller Reporting Company.”
Our shares of Class A Common Stock are listed on the Nasdaq Capital Market under the symbol “DRCT.” On November 13, 2025, the closing sale price of our Class A Common Stock was $0.29 per share.
Investing in our securities involves a high degree of risk. You should read “Risk Factors” beginning on page 10 of this prospectus and the reports we file with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended, incorporated by reference in this prospectus, to read about factors to consider before purchasing our securities.
Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under this prospectus or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus is              , 2025.

You should rely only on the information contained in this prospectus or any amendment or supplement to this prospectus. This prospectus is an offer to sell only the securities offered hereby, but only under the circumstances and in jurisdictions where it is lawful to do so. Neither we nor the selling stockholder have authorized anyone to provide you with information different from that contained in this prospectus or any amendment or supplement to this prospectus. Neither we nor the selling stockholder take any responsibility for, or can provide any assurance as to the reliability of, any information other than the information in this prospectus or any amendment or supplement to this prospectus. The information in this prospectus or any amendment or supplement to this prospectus is accurate only as of its date, regardless of the time of delivery of this prospectus or any amendment or supplement to this prospectus, as applicable, or any sale of the securities offered by this prospectus. Our business, financial condition, results of operations, and prospects may have changed since that date.
i

ABOUT THIS PROSPECTUS
We have not, and the selling stockholder has not, authorized anyone to provide you with information different from that contained or incorporated by reference in this prospectus or any accompanying prospectus supplement or free writing prospectus, and neither we nor the selling stockholder take any responsibility for any other information that others may give you. The selling stockholder is offering to sell these securities and seeking offers to buy these securities only in jurisdictions where offers and sales are permitted. This prospectus and any accompanying supplement to this prospectus do not constitute an offer to sell or the solicitation of an offer to buy any securities other than those being offered in this registered transaction.
You should not assume that the information contained in this prospectus or any prospectus supplement or free writing prospectus is accurate as of any date other than the date on the front cover of those documents, or that the information contained in any document incorporated by reference is accurate as of any date other than the date of the document incorporated by reference, regardless of the time of delivery of this prospectus or any sale of a security. Our business, financial condition, results of operations and prospects may have changed since those dates.
This prospectus relates to the resale of our Class A Common Stock by the selling stockholder. We are not selling any securities under this prospectus and will not receive any of the proceeds from the sale of our Class A Common Stock by the selling stockholder, although we will receive proceeds from sales of our Class A Common Stock to New Circle that we may make pursuant to the Purchase Agreement, as described in this prospectus. Before buying any of our Class A Common Stock, you should carefully read this prospectus, any supplement to this prospectus, the information and documents incorporated herein by reference and the additional information under the heading “Where You Can Find More Information” and “Incorporation of Certain Information by Reference.” These documents contain important information that you should consider when making your investment decision.
References to the “Company,” “Direct Digital,” “Direct Digital Holdings,” “DDH,” “we,” “us,” “our” and similar terms in this prospectus are to Direct Digital Holdings, Inc. and its consolidated subsidiaries, unless the context otherwise requires. This document includes trade names and trademarks of other companies. All such trade names and trademarks appearing in this document are the property of their respective holders.

CERTAIN DEFINITIONS
Unless the context requires otherwise, references in this Registration Statement to:
•the “Company,” “Direct Digital,” “Direct Digital Holdings,” “DDH,” “we,” “us” and “our” refer to Direct Digital Holdings, Inc., and, unless otherwise stated, all of its subsidiaries, including Direct Digital Holdings, LLC, which we refer to as “DDH LLC,” and, unless otherwise stated, its subsidiaries.
•“Colossus Media” refers to Colossus Media, LLC, the sell-side marketing platform of our business acquired by the Company in 2018, operating under the trademarked banner of Colossus SSP™.
•“DDH LLC” refers to Direct Digital Holdings LLC, a Texas limited liability company jointly owned by the Company and DDM (as defined below).
•“DDM” refers to Direct Digital Management, LLC, a Delaware limited liability company indirectly owned by Mark Walker, our Chairman and Chief Executive Officer, and Keith Smith, our President, which entity owns LLC Units (as defined below) and which also holds noneconomic shares of Class B Common Stock of DDH. DDM may exchange or redeem its LLC Units for shares of our Class A Common Stock together with a cancellation of the same number of its shares of Class B Common Stock.
•“Huddled Masses®” refers to Huddled Masses, LLC, a buy-side advertising and marketing service provider acquired by the Company in 2018.
•“LLC Units” refers to (i) economic nonvoting units in DDH LLC held by us and DDM and (ii) noneconomic voting units in DDH LLC, 100% of which are held by us.
•“Orange 142®” refers to Orange142, LLC, a buy-side advertising and marketing service provider acquired by the Company in 2020.
•“Tax Receivable Agreement” refers to the tax receivable agreement by and among Direct Digital Holdings, DDH LLC and DDM.

PROSPECTUS SUMMARY
This summary highlights selected information from this prospectus and does not contain all of the information that may be important to you in making an investment decision. This summary is qualified in its entirety by the more detailed information included elsewhere in this prospectus. Before making your investment decision with respect to our securities, you should carefully read this entire prospectus, including the information in our filings with the SEC.
Company Overview
We are an end-to-end, full-service advertising and marketing platform primarily focused on providing advertising technology, data-driven campaign optimization and other solutions to help brands, agencies, middle market businesses deliver successful marketing results that drive return on investment ("ROI") across both the sell- and buy-side of the digital advertising ecosystem. Direct Digital Holdings, Inc., incorporated as a Delaware corporation on August 23, 2021, is the holding company for DDH LLC, the business formed by our founders in 2018 through the acquisitions of Colossus Media and Huddled Masses. Colossus Media operates our proprietary sell-side programmatic platform (“SSP”) operating under the trademarked banner of Colossus SSP™. In September 2020 DDH LLC acquired Orange142, LLC (“Orange 142”) to further bolster its overall programmatic buy-side advertising platform and to enhance its offerings across multiple industry verticals. In February 2022, we completed our initial public offering and certain organizational transactions which resulted in our current structure. In October 2024, we announced the unification of our buy-side businesses, Orange 142 and Huddled Masses.
Our sell-side advertising business, operated through Colossus Media, provides advertisers of all sizes a programmatic advertising platform that automates the sale of ad inventory between advertisers and agencies leveraging proprietary technology. Our platform offers extensive reach within both general market and multicultural media partners to help Fortune 500 brands and agencies scale to reach highly sought after audiences and helps publishers find the right brands for their readers, as well as drive advertising yields across all channels: web, mobile, and connected TV ("CTV").
Our buy-side advertising business, now operating as Orange 142, provides technology-enabled advertising solutions and consulting services to clients through multiple leading demand side platforms (“DSPs”), across multiple industry verticals such as travel, education, energy, healthcare, financial services, consumer products and other sectors with particular emphasis on small and mid-sized businesses transitioning into digital with growing digital media budgets. In the digital advertising space, buyers, particularly small and mid-sized businesses, can potentially achieve significantly higher ROI on their advertising spend compared to traditional media advertising by leveraging data-driven over-the-top/connected TV (“OTT/CTV”), video and display, in-app, native and audio advertisements that are delivered both at scale and on a highly targeted basis.
The Purchase Agreement with New Circle
On October 18, 2024, we entered into the Purchase Agreement with New Circle pursuant to which New Circle has agreed to purchase from us up to an aggregate of $20 million of our Class A Common Stock (subject to certain limitations) from time to time over the term of the Purchase Agreement. Subsequently, on October 24, 2025, we entered into an amendment with New Circle that, among other things, increases the maximum purchase amount under the Purchase Agreement to $100 million. Also, on October 18, 2024, we entered into a registration rights agreement with New Circle (the “Registration Rights Agreement”). Pursuant to our obligations under the Registration Rights Agreement, we have filed with the Securities and Exchange Commission (the “SEC”) the registration statement that includes this prospectus to register the resale under the Securities Act of 1933, as amended (the “Securities Act”), of the shares of Class A Common Stock that have been or may be issued to New Circle under the Purchase Agreement.
This prospectus covers the resale by the selling stockholder of 50,000,000 shares of our Class A Common Stock, comprised of: (i) 100,000 shares of Class A Common Stock (the “Commitment Shares”) that we issued as an incremental commitment fee in accordance with the terms of the Purchase Agreement and (ii) the remaining shares that we may issue and sell to New Circle in the future under the Purchase Agreement, if and when we sell shares to New Circle under the Purchase Agreement. On October 22, 2024, we filed a registration statement (the “2024 Resale

Registration Statement”) with a prospectus (the “2024 Resale Prospectus”) covering the resale by the selling stockholder of 2,932,113 shares of our Class A Common Stock, which was comprised of: (i) 62,762 shares of our Class A common stock having an aggregate value of approximately $150,000 (the “Commitment Shares”), which, in our sole discretion, we issued as partial consideration in lieu of a cash payment for New Circle’s commitment to purchase shares of Class A Common Stock under the Purchase Agreement and (ii) 2,869,351 shares we may issue and sell to New Circle under the Purchase Agreement, which New Circle may then resell under the 2024 Resale Prospectus (such shares, the “2024 Resale Shares”), if and when we sell shares to New Circle under the Purchase Agreement. On January 17, 2025, we filed a second registration statement with a prospectus (the “January 2025 Resale Prospectus” and together with the 2024 Resale Prospectus, the “Prior Prospectuses”)) covering the resale by the selling stockholder of 8,500,000 shares of our Class A Common Stock, which New Circle may then resell under such prospectus (such shares, including the 2024 Resale Shares, the “Prior Resale Shares”), if and when we sell shares to New Circle under the Purchase Agreement.
We were not permitted to sell any of our Class A Common Stock to New Circle under the Purchase Agreement until all of the conditions set forth in the Purchase Agreement were satisfied, which occurred shortly after the SEC declared the 2024 Resale Registration Statement effective (the “Commencement”). Since then, we may, from time to time and at our sole discretion for a period of 36 months, on any business day that we select (so long as the time of delivery of such purchase notice is delivered in accordance with the Purchase Agreement and all conditions precedent set forth in the Purchase Agreement remain satisfied), direct New Circle to purchase up to the lesser of: (i) the number of shares equal to 100% of the average daily trading volume of our Common Stock during the five trading days immediately preceding the date of our purchase notice and (ii) 100,000 shares; provided, that New Circle may, in its sole discretion, agree to waive such provision and agree to purchase shares in excess of such amounts in connection with a particular purchase notice. Since the Commencement through November 13, 2025, we have sold an aggregate of 11.3 million shares of our Class A Common Stock for approximately $8.9 million pursuant to the Purchase Agreement and the Prior Prospectuses.
We will control the timing and amount of any sales of our Class A Common Stock to New Circle, but not the timing and amount of any subsequent resales by the selling stockholder. The purchase price of the shares that may be sold to New Circle in regular purchases under the Purchase Agreement will be based on an agreed upon fixed discount to the market price of our Class A Common Stock as computed under the Purchase Agreement. The purchase price per share will be equitably adjusted for any reorganization, recapitalization, non-cash dividend, stock split, or other similar transaction occurring during the business days used to compute such price.
We may at any time in our sole discretion terminate the Purchase Agreement without fee, penalty or cost upon five trading days’ notice. There are no restrictions on future financings, rights of first refusal, participation rights, penalties or liquidated damages in the Purchase Agreement or Registration Rights Agreement, other than a prohibition on us effecting or entering into variable rate transactions during the term of the Purchase Agreement, subject to certain exceptions, for a period defined in the Purchase Agreement. New Circle may not assign or transfer its rights and obligations under the Purchase Agreement.
As of November 13, 2025, there were 20,431,828 shares of our Class A Common Stock outstanding, of which 19,224,146 shares were held by non-affiliates. The Purchase Agreement provides that we may sell up to an aggregate of $100 million of our Class A Common Stock to New Circle and 50,000,000 shares of our Class A Common Stock are being offered under this prospectus, which represents the shares that we issued as an incremental commitment fee in accordance with the terms of the Purchase Agreement and the shares that may be issued and sold to New Circle in the future under the Purchase Agreement in addition to the Prior Resale Shares, if and when we sell such shares to New Circle under the Purchase Agreement. Depending on the market prices of our Class A Common Stock at the time we elect to issue and sell shares to New Circle under the Purchase Agreement, we may need to register the resale under the Securities Act of additional shares of our Class A Common Stock in order to receive aggregate gross proceeds equal to the $100 million total commitment available to us under the Purchase Agreement. If all of the 50,000,000 shares of our Class A Common Stock shares offered by New Circle under this prospectus were issued and outstanding as of November 13, 2025, such shares would represent approximately: (i) 71.0% of the total number of shares of our Class A Common Stock outstanding and approximately 72.2% of the total number of outstanding shares of Class A Common Stock held by non-affiliates and (ii) 62.5% of the total number of shares of all classes of our Common Stock outstanding, in each case as of the date hereof. This amount excludes the effect of any conversion of our Series A Convertible Preferred Stock. The number of shares ultimately offered for resale by New Circle is dependent upon the number of shares we sell to New Circle under the Purchase Agreement.
Under applicable rules of the Nasdaq Capital Market, in no event may the Company issue or sell to New Circle under the Purchase Agreement any shares of its Class A Common Stock to the extent the issuance of such shares of Class A Common Stock, when aggregated with all other shares of Class A Common Stock issued pursuant to the Purchase Agreement (including the Commitment Shares), would cause the aggregate number of shares of Class A Common Stock issued pursuant to the Purchase Agreement to exceed 19.99% of the shares of all classes of our Common Stock outstanding immediately prior to the execution of the Purchase Agreement (the “Exchange Cap”) unless and until the Company obtains stockholder approval to issue shares of Class A Common Stock in excess of the Exchange Cap or otherwise, and in accordance with applicable Nasdaq Capital Market listing rules. In any event, the Purchase Agreement specifically provides that the Company may not issue or sell any shares of its Class A Common Stock under the Purchase Agreement if such issuance or sale would breach any applicable Nasdaq Capital Market rules. On December 27, 2024, the Company’s stockholders approved the issuance of up to an additional 8,500,000 shares of Class A Common Stock, in accordance with applicable Nasdaq Capital Market listing rules, pursuant to the Purchase Agreement. Accordingly, we may sell these shares, in addition to the Prior Resale Shares, to New Circle under the Purchase Agreement without further approval from our stockholders. On October 13, 2025, the Company’s stockholders approved the issuance of up to an additional 50,000,000 shares of Class A Common Stock, in accordance with applicable Nasdaq Capital Market listing rules, pursuant to the Purchase Agreement. Accordingly, we may sell these shares, in addition to the Prior Resale Shares, to New Circle under the Purchase Agreement without further approval from our stockholders.
The Purchase Agreement also prohibits us from directing New Circle to purchase any shares of Class A Common Stock if those shares, when aggregated with all other shares of our Class A Common Stock then beneficially owned by New Circle and its affiliates, would result in New Circle and its affiliates having beneficial ownership, at any single point in time, of more than 4.99% of the then total outstanding shares of our Class A Common Stock, as calculated pursuant to Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Rule 13d-3 thereunder, which limitation we refer to as the “Beneficial Ownership Cap.” Notwithstanding the foregoing limitation, it would be possible for us to sell more than 4.99% of our outstanding shares of Class A Common Stock to New Circle on any given day if, during the course of such day, New Circle sold the shares of Class A Common Stock acquired by it such that it no longer owned 4.99% of our outstanding shares of Class A Common Stock and we submitted, and New Circle accepted, an additional purchase notice; provided that, in no event, would New Circle own more than 4.99% of our outstanding shares of Class A Common Stock at any one time.
Issuances of our Class A Common Stock in this offering will not affect the rights or privileges of our existing stockholders, except that the economic and voting interests of each of our existing stockholders will be diluted as a result of any such issuance. Although the number of shares of Class A Common Stock that our existing stockholders own will not decrease, the shares owned by our existing stockholders will represent a smaller percentage of our total outstanding shares after any such issuance to New Circle.
Recent Developments
Nasdaq Rule Noncompliance.
On November 7, 2025, the Company received a decision (the “Panel Decision”) from the Nasdaq Hearings Panel (the “Panel”) regarding the Company’s continued listing on The Nasdaq Stock Market LLC (“Nasdaq”). The Panel Decision indicated that the Company has evidenced compliance with the minimum stockholders’ equity requirement for continued listing on The Nasdaq Capital Market under Nasdaq Listing Rule 5550(b)(1) (the “Equity Rule”) and, as such, that matter has been closed. The Panel Decision also indicated that the Panel had granted the Company an exception through January 30, 2026, to demonstrate compliance with the minimum bid price requirement for continued listing on The Nasdaq Capital Market, as set forth in Nasdaq Listing Rule 5550(a)(2) (the “Bid Price Rule”). If at any time before January 30, 2026, the bid price for the Company’s Class A Common Stock closes at or above $1.00 per share for a minimum of 10 consecutive business days, but generally not more than 20 consecutive business days, Nasdaq will provide written notification that the Company has achieved compliance with the Bid

Price Rule, and the matter will be closed. Finally, the Panel Decision indicated that the Company would remain subject to a discretionary Panel Monitor for a period of one year from the date of the Panel Decision. Should the Company fail to maintain compliance with any continued listing requirement during the Panel Monitor, the Staff will issue a delist determination letter, which the Company may address at a new hearing before the Panel.
The Company is considering all available options to regain compliance with the Bid Price Rule, including by implementing a reverse stock split, by January 30, 2026, and to otherwise maintain its listing on Nasdaq. However, there can be no assurance that those efforts will be successful. If the Company does not evidence compliance with the Bid Price Rule within the time period permitted by Nasdaq or otherwise fails to satisfy the applicable continued listing criteria in the future, the Company’s securities may be subject to delisting from Nasdaq.
Company and Other Information
Our principal executive office is located at 1177 West Loop South, Suite 1310, Houston, Texas 77027. Our telephone number is (832) 402-1051.
Implications of Being an Emerging Growth Company and a Smaller Reporting Company
We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and may remain an emerging growth company until December 31, 2027, or until such earlier time as we have more than $1.235 billion in annual revenue, we become a “large accelerated filer” under SEC rules, or we issue more than $1 billion of non-convertible debt over a three-year period. The JOBS Act contains provisions that, among other things, reduce certain reporting requirements for an “emerging growth company.” For so long as we remain an emerging growth company, we are permitted and plan to rely on exemptions from certain disclosure requirements that are applicable to other public companies that are not emerging growth companies.
These exemptions include reduced disclosure obligations regarding executive compensation. In addition, as an emerging growth company, we are not required to conduct votes seeking approval, on an advisory basis, of the compensation of our named executive officers or the frequency with which such votes must be conducted. We may take advantage of some or all of these exemptions until such time as we are no longer an emerging growth company.
We are also a “smaller reporting company,” meaning that the market value of our stock held by non-affiliates is less than $250 million. We may continue to be a smaller reporting company if either (i) the market value of our stock held by non-affiliates is less than $250 million or (ii) our annual revenue was less than $100 million during the most recently completed fiscal year and the market value of our stock held by non-affiliates was less than $700 million. If we are a smaller reporting company at the time we cease to be an emerging growth company, we may continue to rely on exemptions from certain disclosure requirements that are available to smaller reporting companies. For so long as we remain a smaller reporting company, we are permitted and intend to rely on exemptions from certain disclosure and other requirements that are applicable to other public companies that are not applicable to a smaller reporting company.
Available Information
Our main internet address is www.directdigitalholdings.com. Any information contained on, or that can be accessed through, our website is not incorporated by reference into, nor is it in any way part of this prospectus supplement and should not be relied upon in connection with making any decision with respect to an investment in our securities. We are required to file annual, quarterly and current reports, proxy statements and other information with the SEC. You may obtain any of the documents filed by us with the SEC at no cost from the SEC’s website at www.sec.gov.

THE OFFERING

Issuer	Direct Digital Holdings, Inc.

Shares of Class A Common Stock Being Offered by the Selling Stockholder Pursuant to this Prospectus	50,000,000 shares consisting of the Commitment Shares and shares that we may sell and issue to New Circle from time to time under the Purchase Agreement.

Class A Common Stock Outstanding prior to the Commencement of Sales to New Circle of the 50,000,000 Shares covered by this Prospectus(1)	20,431,828 shares of Class A Common Stock

Terms of the Offering	The Selling Stockholder will determine when and how it will sell the shares of Class A Common Stock offered in this prospectus, as described in the “Plan of Distribution.”

Use of Proceeds
We will not receive any proceeds from the sale of shares of our Class A Common Stock by New Circle pursuant to this prospectus. All proceeds from the sale of the shares of Class A Common Stock will be for the account of the selling stockholder. We may receive up to $100 million in aggregate gross proceeds under the Purchase Agreement from any sales of shares of our Class A Common Stock we make to New Circle pursuant to the Purchase Agreement after the Commencement. We intend to use any net proceeds that we receive under the Purchase Agreement to reduce our outstanding debt, if required by the Company’s debt agreements, and for general corporate purposes. It is possible that we will not issue any shares under the Purchase Agreement. See “Use of Proceeds” on page 19 of this prospectus for more information.

Risk Factors
An investment in our Class A Common Stock involves risks, and prospective investors should carefully consider the matters discussed under “Risk Factors” beginning on page 10 of this prospectus before making an investment in our Class A Common Stock.

Stock Exchange Listing	Our Class A Common Stock is listed and traded on the Nasdaq Capital Market under the symbol “DRCT”.
__________________
(1)The number of shares of Class A Common Stock is based on 20,431,828 shares outstanding as of November 13, 2025, and excludes:
•286,932 shares of Class A Common Stock issuable upon the exercise of outstanding options at a weighted average exercise price of $2.29 per share;
•1,008,980 shares of Class A Common Stock issuable upon the vesting of outstanding restricted stock units; and
•4,978,366 additional shares of Class A Common Stock reserved for future issuance under our 2022 Omnibus Incentive Plan.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus, including the documents that we incorporate by reference, contains forward-looking statements within the meaning of the federal securities laws and which are subject to certain risks, trends and uncertainties. We use words such as “could,” “would,” “may,” “might,” “will,” “expect,” “likely,” “believe,” “continue,” “anticipate,” “estimate,” “intend,” “plan,” “project” and other similar expressions to identify forward-looking statements, but not all forward-looking statements include these words. All of our forward-looking statements involve estimates and uncertainties that could cause actual results to differ materially from those expressed in or implied by the forward-looking statements. Accordingly, any such statements are qualified in their entirety by reference to the information described under the caption “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2024 and elsewhere in this prospectus, including the documents that we incorporate by reference.
The forward-looking statements contained in this prospectus, including the documents that we incorporate by reference, are based on assumptions that we have made in light of our industry experience and our perceptions of historical trends, current conditions, expected future developments and other factors we believe are appropriate under the circumstances. As you read and consider this prospectus, you should understand that these statements are not guarantees of performance or results. They involve risks, uncertainties (many of which are beyond our control) and assumptions.
Although we believe that these forward-looking statements are based on reasonable assumptions, you should be aware that many factors could affect our actual operating and financial performance and cause our performance to differ materially from the performance expressed in or implied by the forward-looking statements. We believe these factors include, but are not limited to, the following:
•the restrictions and covenants imposed upon us by our credit facilities;
•the substantial doubt about our ability to continue as a going concern, which may hinder our ability to obtain future financing;
•our ability to secure additional financing to meet our capital needs;
•ineligibility to file short-form registration statements on Form S-3, which may impair our ability to raise capital;
•our failure to satisfy applicable listing standards of the Nasdaq Capital Market resulting in a potential delisting of our common stock;
•costs, risks and uncertainties related to the restatement of certain prior period financial statements;
•any significant fluctuations caused by our high customer concentration;
•risks related to non-payment by our clients;
•reputational and other harms caused by our failure to detect advertising fraud;
•operational and performance issues with our platform, whether real or perceived, including a failure to respond to technological changes or to upgrade our technology systems;
•restrictions on the use of third-party “cookies,” mobile device IDs or other tracking technologies, which could diminish our platform’s effectiveness;
•unfavorable publicity and negative public perception about our industry, particularly concerns regarding data privacy and security relating to our industry’s technology and practices, and any perceived failure to comply with laws and industry self-regulation;
•our failure to manage our growth effectively;
•the difficulty in identifying and integrating any future acquisitions or strategic investments;
•any changes or developments in legislative, judicial, regulatory or cultural environments related to information collection, use and processing;
•challenges related to our buy-side clients that are destination marketing organizations and that operate as public/private partnerships;
•any strain on our resources or diversion of our management’s attention as a result of being a public company;

•the intense competition of the digital advertising industry and our ability to effectively compete against current and future competitors;
•any significant inadvertent disclosure or breach of confidential and/or personal information we hold, or of the security of our or our customers’, suppliers’ or other partners’ computer systems;
•as a holding company, we depend on distributions from Direct Digital Holdings, LLC (“DDH LLC”) to pay our taxes, expenses (including payments under the Tax Receivable Agreement) and any amount of any dividends we may pay to the holders of our common stock;
•the fact that DDH LLC is controlled by DDM, whose interest may differ from those of our public stockholders;
•any failure by us to maintain or implement effective internal controls or to detect fraud; and
•other factors and assumptions discussed in this prospectus under “Risk Factors,” and elsewhere in this prospectus or the documents that we incorporate by reference herein.
Should one or more of these risks or uncertainties materialize, or should any of these assumptions prove to be incorrect, our actual operating and financial performance may vary in material respects from the performance projected in these forward-looking statements. Further, any forward-looking statement speaks only as of the date on which it is made, and except as required by law, we undertake no obligation to update any forward-looking statement contained in this prospectus to reflect events or circumstances after the date on which it is made or to reflect the occurrence of anticipated or unanticipated events or circumstances. New factors that could cause our business not to develop as we expect emerge from time to time, and it is not possible for us to predict all of them. Further, we cannot assess the impact of each currently known or new factor on our results of operations or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

RISK FACTORS
An investment in our Class A Common Stock involves a high degree of risk. Our business is influenced by many factors that are difficult to predict, involve uncertainties that may materially affect actual results and are often beyond our control. Before making an investment decision, you should carefully consider the risks described below, as well as the risks described under the caption “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2024 and in the other filings we make with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, which we have incorporated herein by reference. The impacts of the contingencies contemplated by these risks could materially adversely affect our business, financial condition or results of operations. The risks described in these documents are not the only ones we face, but those that we consider to be material. Additional risks not presently known to us or that we currently believe are immaterial may also significantly impair our business operations and financial condition. Please also read carefully the section titled “Cautionary Note Regarding Forward-Looking Statements,” where we describe additional uncertainties associated with our business and the forward-looking statements included or incorporated by reference in this prospectus.
Risks Related to this Offering and Ownership of Our Class A Common Stock
The sale or issuance of our Class A Common Stock to New Circle may cause dilution and the sale of the shares of Class A Common Stock acquired by New Circle, or the perception that such sales may occur, could cause the price of our Class A Common Stock to decrease.
On October 18, 2024, we entered into the Purchase Agreement with New Circle which was subsequently amended, pursuant to which (i) we issued 62,762 shares of Class A Common Stock having an aggregate value of $150,000 to New Circle as the Commitment Shares, as partial consideration for New Circle’s commitment to purchase shares of Class A Common Stock under the Purchase Agreement in lieu of a cash payment, and (ii) New Circle has committed to purchase up to $100 million of our Class A Common Stock. In addition, we issued 100,000 shares of Class A Common Stock to New Circle in October 2025 as partial consideration for the amendment that increased the commitment size from $20 million to $100 million.
The shares of our Class A Common Stock that may be issued under the Purchase Agreement may be sold by us to New Circle at our discretion from time to time over the 36-month period following the Commencement (such date on which all of such conditions are satisfied, the “Commencement Date”). The purchase price for the shares that we may sell to New Circle under the Purchase Agreement will fluctuate based on the price of our Class A Common Stock. Depending on market liquidity at the time, sales of such shares may cause the trading price of our Class A Common Stock to decrease.
We have the right to control the timing and amount of any future sales of our shares to New Circle, subject to certain limitations set forth in the Purchase Agreement. Additional sales of our Class A Common Stock, if any, to New Circle will depend upon market conditions and other factors to be determined by us. We may ultimately decide to sell to New Circle all, some or none of the additional shares of our Class A Common Stock that may be available for us to sell pursuant to the Purchase Agreement. If and when we do sell additional shares to New Circle, after New Circle has acquired the shares, New Circle may resell all, some or none of those shares at any time or from time to time in its discretion. Therefore, sales to New Circle by us could result in substantial dilution to the interests of other holders of our Class A Common Stock. Additionally, the sale of a substantial number of shares of our Class A Common Stock to New Circle, or the anticipation of such sales, could make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect sales.
Further, we are not restricted from issuing additional securities in the future (other than through a variable rate transaction, subject to certain exceptions), including shares of our Class A Common Stock, securities that are convertible into or exchangeable for, or that represent the right to receive, our Class A Common Stock or substantially similar securities. To the extent that we raise additional funds through the sale of equity or convertible debt securities, the issuance of such securities will result in dilution to our stockholders.

We may require additional financing to sustain our operations, without which we may not be able to continue operations, and the terms of subsequent financings may adversely impact our stockholders.
We may direct New Circle to purchase up to $100 million worth of shares of our Class A Common Stock under our agreement over a 36-month period pursuant to purchase notices that we deliver to New Circle under the Purchase Agreement. Unless otherwise waived by New Circle, the maximum number of shares that may be purchased pursuant to each purchase notice is equal to a number of shares up to the lesser of (i) the number of shares equal to 100% of the average daily trading volume of our Common Stock during the five trading days immediately preceding the date of our purchase notice or (ii) 100,000 shares, provided that New Circle may agree, in its sole discretion to waive such provision and purchase shares in excess of such amounts in connection with one or more particular purchase notices. Assuming a purchase price of $0.29 per share (the closing sale price of the Class A Common Stock on November 13, 2025) and the purchase by New Circle of all 50,000,000 shares being offered hereby, gross proceeds to us would be $14.5 million.
The extent we rely on New Circle as a source of funding will depend on a number of factors including the prevailing market price of our Class A Common Stock and the extent to which we are able to secure financing from other sources. If obtaining sufficient financing from New Circle were to prove unavailable or prohibitively dilutive, we may need to secure another source of funding in order to satisfy our financing needs. Even if we sell all $100 million under the Purchase Agreement to New Circle, we may still need additional capital to finance our future working capital needs, and we may have to raise funds through the issuance of equity or debt securities. Depending on the type and the terms of any financing we pursue, stockholders’ rights and the value of their investment in our Class A Common Stock could be reduced. A financing could involve one or more types of securities including Class A Common Stock, convertible debt or warrants to acquire Class A Common Stock. These securities could be issued at or below the then prevailing market price for our Class A Common Stock. We currently have no authorized preferred stock. In addition, if we issue secured debt securities, the holders of the debt would have a claim to our assets that would be prior to the rights of stockholders until the debt is paid. Interest on these debt securities would increase costs and negatively impact operating results. If the issuance of new securities results in diminished rights to holders of our Class A Common Stock, the market price of our Class A Common Stock could be negatively impacted.
Should the financing we require to sustain our financing needs be unavailable or prohibitively expensive when we require it, the consequences could be a material adverse effect on our business, operating results, financial condition and prospects.
Our management will have broad discretion over the use of the net proceeds from our sale of shares of Class A Common Stock to New Circle, you may not agree with how we use the proceeds and the proceeds may not be invested successfully.
We will not receive any proceeds from the resale of shares of our Class A Common Stock by the selling stockholder. However, our management will have broad discretion as to the use of the net proceeds from our sale of shares of Class A Common Stock to New Circle, and we could use them for purposes other than those contemplated at the time of commencement of this offering. Accordingly, you will be relying on the judgment of our management with regard to the use of those net proceeds, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used as you may deem to be appropriate. It is possible that, pending their use, we may invest those net proceeds in a manner that may not yield a favorable, or any, return for us. The manner in which our management uses such funds could have a material adverse effect on our business, financial condition, operating results and cash flows.
If we fail to satisfy applicable listing standards, including compliance with the rules requiring timely filing of our periodic reports with the SEC, our Class A Common Stock may be delisted from the Nasdaq Capital Market.
On November 7, 2025, the Company received a decision (the “Panel Decision”) from the Nasdaq Hearings Panel (the “Panel”) regarding the Company’s continued listing on The Nasdaq Stock Market LLC (“Nasdaq”). The Panel Decision indicated that the Company has evidenced compliance with the minimum stockholders’ equity requirement for continued listing on The Nasdaq Capital Market under Nasdaq Listing Rule 5550(b)(1) (the “Equity Rule”) and, as such, that matter has been closed.
The Panel Decision also indicated that the Panel had granted the Company an exception through January 30, 2026, to demonstrate compliance with the minimum bid price requirement for continued listing on The Nasdaq Capital Market, as set forth in Nasdaq Listing Rule 5550(a)(2) (the “Bid Price Rule”). If at any time before January 30, 2026, the bid price for the Company’s Class A Common Stock closes at or above $1.00 per share for a minimum of 10 consecutive business days, but generally not more than 20 consecutive business days, Nasdaq will provide written notification that the Company has achieved compliance with the Bid Price Rule, and the matter will be closed. Finally, the Panel Decision indicated that the Company would remain subject to a discretionary Panel Monitor for a period of one year from the date of the Panel Decision. Should the Company fail to maintain compliance with any continued listing requirement during the Panel Monitor, the Staff will issue a delist determination letter, which the Company may address at a new hearing before the Panel.
The Company is considering all available options to regain compliance with the Bid Price Rule, including by implementing a reverse stock split, by January 30, 2026, and to otherwise maintain its listing on Nasdaq. There can be no assurances, however, that we will be successful in regaining compliance with the continued listing requirements and maintaining the listing of our Class A Common Stock on the Nasdaq Capital Market. Delisting from the Nasdaq could adversely affect our ability to raise additional financing through the public or private sale of equity securities, would significantly affect the ability of investors to trade our securities and would negatively affect the value and liquidity of our Class A Common Stock. Delisting could also have other negative results, including the potential loss of confidence by employees, the loss of institutional investor interest and fewer business development opportunities. If our Class A Common Stock is delisted by the Nasdaq, the price of our Class A Common Stock may decline and our Class A Common Stock may be eligible to trade on the OTC Markets or other over-the-counter quotation system, where an investor may find it more difficult to dispose of their Class A Common Stock or obtain accurate quotations as to the market value of our Class A Common Stock. Further, if we are delisted, we would incur additional costs under requirements of state “blue sky” laws in connection with any sales of our securities. These requirements could severely limit the market liquidity of our Class A Common Stock and the ability of our stockholders to sell our Class A Common Stock in the secondary market.

THE NEW CIRCLE TRANSACTION
General
On October 18, 2024, we entered into the Purchase Agreement with New Circle which was subsequently amended on October 24, 2025, pursuant to which New Circle has agreed to purchase from us up to an aggregate of $100,000,000 of our Class A Common Stock (subject to certain limitations) from time to time over the term of the Purchase Agreement. Also on October 18, 2024, we entered into the Registration Rights Agreement with New Circle. Pursuant to our obligations under the Registration Rights Agreement, we have filed with the SEC the registration statement that includes this prospectus to register the resale under the Securities Act of the shares of Class A Common Stock that have been or may be issued to New Circle under the Purchase Agreement. Terms used but not defined herein shall have the respective meaning ascribed to each such term in the Purchase Agreement.
This prospectus covers the resale by the selling stockholder of 50,000,000 shares of our Class A Common Stock, consisting of (i) the Commitment Shares that we issued as an incremental commitment fee in accordance with the terms of the Purchase Agreement and (ii) the shares that we may issue and sell to New Circle in the future under the Purchase Agreement, if and when we sell shares to New Circle under the Purchase Agreement. On October 22, 2024, we filed the 2024 Resale Registration Statement containing the 2024 Resale Prospectus covering the resale by the selling stockholder of 2,932,113 shares of our Class A Common Stock, which was comprised of: (i) 62,762 Commitment Shares having an aggregate value of approximately $150,000, which, in our sole discretion, we issued as partial consideration in lieu of a cash payment for New Circle’s commitment to purchase shares of Class A Common Stock under the Purchase Agreement and (ii) 2,869,351 shares we may issue and sell to New Circle under the Purchase Agreement, which it may resell under the 2024 Resale Prospectus, if and when we sell shares to New Circle under the Purchase Agreement. On January 17, 2025, we filed the January 2025 Resale Prospectus covering the resale by the selling stockholder of 8,500,000 shares of our Class A Common Stock, which New Circle may then resell under such prospectus, if and when we sell shares to New Circle under the Purchase Agreement.
We were not permitted to sell any of our Class A Common Stock to New Circle under the Purchase Agreement until all of the conditions set forth in the Purchase Agreement were satisfied, which occurred shortly after the SEC declared the 2024 Resale Registration Statement effective. Since then, we may, from time to time and at our sole discretion for a period of 36-months, on any business day that we select (so long as the time of delivery of such purchase notice is delivered in accordance with the Purchase Agreement and all conditions precedent set forth in the Purchase Agreement remain satisfied), direct New Circle to purchase up to the lesser of (i) the number of shares equal to 100% of the average daily trading volume of our Common Stock during the five trading days immediately preceding the date of our purchase notice or (ii) 100,000 shares; provided, that New Circle may, in its sole discretion, agree to waive such provision and agree to purchase shares in excess of such amounts in connection with a particular purchase notice. Since the Commencement Date through November 13, 2025, we have sold an aggregate of 11.3 million shares of our Class A Common Stock for approximately $8.9 million pursuant to the Purchase Agreement and the Prior Prospectuses.
We will control the timing and amount of any sales of our Class A Common Stock to New Circle, but not the timing and amount of any subsequent resales by the selling stockholder. The purchase price of the shares that may be sold to New Circle in regular purchases under the Purchase Agreement will be based on an agreed upon fixed discount to the market price of our Class A Common Stock as computed under the Purchase Agreement. The purchase price per share will be equitably adjusted for any reorganization, recapitalization, non-cash dividend, stock split, or other similar transaction occurring during the business days used to compute such price.
We may at any time in our sole discretion terminate the Purchase Agreement without fee, penalty or cost upon five trading days’ notice. There are no restrictions on future financings, rights of first refusal, participation rights, penalties or liquidated damages in the Purchase Agreement or Registration Rights Agreement, other than a prohibition on us effecting or entering into variable rate transactions during the term of the Purchase Agreement, subject to certain exceptions for a period defined in the Purchase Agreement. New Circle may not assign or transfer its rights and obligations under the Purchase Agreement.

As of November 13, 2025, there were 20,431,828 shares of our Class A Common Stock outstanding, of which 19,224,146 shares were held by non-affiliates. The Purchase Agreement provides that we may sell up to an aggregate of $100 million of our Class A Common Stock to New Circle and 50,000,000 shares of our Class A Common Stock are being offered under this prospectus, which represents (i) the Commitment Shares that we issued as an incremental commitment fee in accordance with the terms of the Purchase Agreement and (ii) the shares that may be issued and sold to New Circle in the future under the Purchase Agreement in addition to the Prior Resale Shares, if and when we sell such shares to New Circle under the Purchase Agreement. Depending on the market prices of our Class A Common Stock at the time we elect to issue and sell shares to New Circle under the Purchase Agreement, we may need to register the resale under the Securities Act of additional shares of our Class A Common Stock in order to receive aggregate gross proceeds equal to the $100 million total commitment available to us under the Purchase Agreement. If all of the 50,000,000 shares of our Class A Common Stock shares offered by New Circle under this prospectus were issued and outstanding as of the date hereof, such shares would represent approximately: (i) 71.0% of the total number of shares of our Class A Common Stock outstanding and approximately 72.2% of the total number of outstanding shares of Class A Common Stock held by non-affiliates and (ii) 62.5% of the total number of shares of all classes of our Common Stock outstanding, in each case as of the date hereof. This amount excludes the effect of any conversion of our Series A Convertible Preferred Stock. The number of shares ultimately offered for resale by New Circle is dependent upon the number of shares we sell to New Circle under the Purchase Agreement.
Under applicable rules of the Nasdaq Capital Market, in no event may the Company issue or sell to New Circle under the Purchase Agreement any shares of its Class A Common Stock to the extent the issuance of such shares of Class A Common Stock, when aggregated with all other shares of Class A Common Stock issued pursuant to the Purchase Agreement (including the Commitment Shares), would cause the aggregate number of shares of Class A Common Stock issued pursuant to the Purchase Agreement to exceed 19.99% of the shares of all classes of our Common Stock outstanding immediately prior to the execution of the Purchase Agreement (the “Exchange Cap”) unless and until the Company obtains stockholder approval to issue shares of Class A Common Stock in excess of the Exchange Cap or otherwise, and in accordance with applicable Nasdaq Capital Market listing rules. In any event, the Purchase Agreement specifically provides that the Company may not issue or sell any shares of its Class A Common Stock under the Purchase Agreement if such issuance or sale would breach any applicable Nasdaq Capital Market rules. On December 27, 2024, the Company’s stockholders approved the issuance of up to an additional 8,500,000 shares of Class A Common Stock, in accordance with applicable Nasdaq Capital Market listing rules, pursuant to the Purchase Agreement. Accordingly, we may sell these shares, in addition to the Prior Resale Shares, to New Circle under the Purchase Agreement without further approval from our stockholders. On October 13, 2025, the Company’s stockholders approved the issuance of up to an additional 50,000,000 shares of Class A Common Stock, in accordance with applicable Nasdaq Capital Market listing rules, pursuant to the Purchase Agreement. Accordingly, we may sell these shares, in addition to the Prior Resale Shares, to New Circle under the Purchase Agreement without further approval from our stockholders.
The Purchase Agreement also prohibits us from directing New Circle to purchase any shares of Class A Common Stock if those shares, when aggregated with all other shares of our Class A Common Stock then beneficially owned by New Circle and its affiliates, would result in New Circle and its affiliates having beneficial ownership, at any single point in time, of more than 4.99% of the then total outstanding shares of our Class A Common Stock, as calculated pursuant to Section 13(d) of the Exchange Act and Rule 13d-3 thereunder, which limitation we refer to as the “Beneficial Ownership Cap.” Notwithstanding the foregoing limitation, it would be possible for us to sell more than 4.99% of our outstanding shares of Class A Common Stock to New Circle on any given day if, during the course of such day, New Circle sold the shares of Class A Common Stock acquired by it such that it no longer owned 4.99% of our outstanding shares of Class A Common Stock and we submitted, and New Circle accepted, an additional purchase notice; provided that, in no event, would New Circle own more than 4.99% of our outstanding shares of Class A Common Stock at any one time.
Issuances of our Class A Common Stock in this offering will not affect the rights or privileges of our existing stockholders, except that the economic and voting interests of each of our existing stockholders will be diluted as a result of any such issuance. Although the number of shares of Class A Common Stock that our existing stockholders own will not decrease, the shares owned by our existing stockholders will represent a smaller percentage of our total outstanding shares after any such issuance to New Circle. As consideration for New Circle’s irrevocable commitment to purchase shares of the Company’s Class A Common Stock under the Purchase Agreement, the Company paid New Circle a structuring fee of $15,000 and a legal fee of $15,000, and agreed to issue the commitment shares having an aggregate value of $150,000 in October 2024. In addition, we issued 100,000 shares of Class A Common Stock as the Commitment Shares we issued as an incremental commitment fee in October 2025.
Purchase of Shares Under the Purchase Agreement
Under the Purchase Agreement, upon Commencement, on any business day that we select (the “Purchase Date”), we may direct New Circle to purchase up to the lesser of (i) the number of shares equal to 100% of the average daily trading volume of our Common Stock during the five trading days preceding the date or our purchase notice or (ii) 100,000 shares. This limit (i) may be waived by New Circle in connection with any particular purchase notice, and (ii) is subject to proportionate adjustment in the event of a reorganization, recapitalization, non-cash dividend, stock split, or other similar transaction.
The purchase price per share for each purchase will be, at our election:
•the lowest sales price of our Class A Common Stock during the period commencing, if we submitted the purchase notice prior to 3:00 p.m. Eastern Time on a trading day, the open of trading on such day and ending on 4:00 pm Eastern Time on such trading day; or
•97.5% of the daily lowest volume weighed average price per share of our Class A Common Stock during the three consecutive trading days commencing (i) if we submitted the purchase notice prior to 9:00 a.m. Eastern Time on a trading day, the open of trading on such day, or (ii) if we submitted the purchase notice after 9:00 a.m. Eastern Time on a trading day, the opening of trading on the immediately succeeding trading day.
Other than as described above, there are no trading volume requirements or restrictions under the Purchase Agreement, and we will control the timing and amount of any sales of our Class A Common Stock to New Circle.
Conditions to Commencement and Delivery of Purchase Notices
Our ability to deliver purchase notices to New Circle under the Purchase Agreement arises upon the occurrence of satisfying of applicable conditions specified in the Purchase Agreement at the time of delivery of such purchase notice, all of which are entirely outside of New Circle’s control, but each of which may be waived by New Circle in its sole discretion, including, among other things, the following:
•the accuracy in all material respects of our representations and warranties included in the Purchase Agreement;
•us having issued to New Circle the original commitment shares or cash equivalent amount, as applicable, and the Commitment Shares;
•there being an effective registration statement pursuant to which New Circle is permitted to utilize the prospectus thereunder to resell all of the shares of the shares of Class A Common Stock pursuant to such purchase notice;
•the sale and issuance of such Common Stock being legally permitted by all laws and regulations to which we are subject;
•our board of directors shall have approved the transactions contemplated by the Purchase Agreement and such approval has not been amended, rescinded or modified and remains in full force and effect as of each purchase notice;
•no Material Outside Event (as such term is defined in the Purchase Agreement) shall have occurred and be continuing;
•us having performed, satisfied, and complied in all material respects with all covenants, agreements, and conditions required by the Purchase Agreement to be performed, satisfied, or complied with by us;

•no statute, rule, regulation, executive order, decree, ruling, or injunction having been enacted, entered, promulgated, or endorsed by any court or governmental authority of competent jurisdiction that prohibits or directly, materially, and adversely affects any of the transactions contemplated by the Purchase Agreement;
•trading in our Class A Common Stock shall not have been suspended by the SEC, the Nasdaq Stock Market or FINRA and us having not received any final notice that our listing will be terminated on a certain date; and
•there being a sufficient number of authorized but unissued and otherwise unreserved shares of Common Stock for the issuance of all of the shares of Common Stock pursuant to such Purchase Notice.
Our Termination Rights
We have the unconditional right, at any time, for any reason and without any payment or liability to us, to give notice to New Circle to terminate the Purchase Agreement upon five trading days’ notice.
No Short-Selling or Hedging by New Circle
New Circle has agreed that neither it nor any of its affiliates shall engage in any direct or indirect short-selling of our Class A Common Stock during any time prior to the termination of the Purchase Agreement; provided, however, that New Circle may sell a number of shares of the Company’s Class A Common Stock equal to the number of shares that it is unconditionally obligated to purchase under a pending purchase notice, but has not yet received from the Company.
Prohibitions on Variable Rate Transactions
From and after the date of the Purchase Agreement until the termination of the Purchase Agreement, subject to exceptions provided in the Purchase Agreement, we are prohibited from effecting or entering into an agreement to effect any Variable Rate Transaction (as defined in the Purchase Agreement), which generally includes any transaction in which the Company issues or sells equity securities that are convertible into, exchangeable or exercisable for or include the right to receive additional shares of Class A Common Stock (i) at a conversion price, exercise price or exchange rate that is based upon and/or varies with trading prices or quotations for our Class A Common Stock or (ii) with a conversion, exercise or exchange price that is subject to being reset at a future date or upon the occurrence of a specified contingency. Also prohibited as Variable Rate Transactions are the entry into any other equity line of credit or other continuous offering of shares, subject to certain exceptions.
Effect of Performance of the Purchase Agreement on Our Stockholders
All 50,000,000 shares being offered by this prospectus that may be issued as the Commitment Shares, or that may be sold by us to New Circle under the Purchase Agreement are expected to be freely tradable. It is anticipated that the resale of the shares being registered in this offering will be sold to New Circle over a period of up to 36-months commencing on the Commencement Date. The resale by New Circle of a significant number of the 50,000,000 shares registered in this offering and/or the Prior Resale Shares, at any given time during the pendency of the Purchase Agreement, could cause the market price of our Class A Common Stock to decline and to be volatile. Sales of our Class A Common Stock to New Circle, if any, will depend upon market conditions and other factors to be determined by us. We may ultimately decide to sell to New Circle all, some or none of the shares of our Class A Common Stock that may be available for us to sell pursuant to the Purchase Agreement. If and when we do sell shares to New Circle, after New Circle has acquired the shares, New Circle may resell all, some or none of those shares at any time or from time to time in its discretion. Therefore, sales to New Circle by us under the Purchase Agreement may result in substantial dilution to the interests of other holders of our Class A Common Stock. In addition, if we sell a substantial number of shares to New Circle under the Purchase Agreement, or if investors expect that we will do so, the actual sales of shares or the mere existence of our arrangement with New Circle may make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect such sales. However, we have the right to control the timing and amount of any additional sales of our shares to New Circle and the Purchase Agreement may be terminated by us at any time at our discretion without any cost to us.

Pursuant to the terms of the Purchase Agreement, we have the right, but not the obligation, to direct New Circle to purchase up to $100,000,000 of our Class A Common Stock. Depending on the price per share at which we sell our Class A Common Stock to New Circle pursuant to the Purchase Agreement, we may need to sell to New Circle under the Purchase Agreement more shares of our Class A Common Stock than are offered under this prospectus in order to receive aggregate gross proceeds equal to the $100,000,000 total commitment available to us under the Purchase Agreement. If we choose to do so, we must first register the resale of such additional shares of our Class A Common Stock under the Securities Act, which could cause additional substantial dilution to our stockholders. The number of shares ultimately offered for resale by New Circle under this prospectus is dependent upon the number of shares we direct New Circle to purchase under the Purchase Agreement.
The Purchase Agreement prohibits us from issuing or selling to New Circle under the Purchase Agreement any shares of our Class A Common Stock if those shares, when aggregated with all other shares of our Class A Common Stock then beneficially owned by New Circle and its affiliates, would exceed the Beneficial Ownership Cap.
The following table sets forth the approximate amount of gross proceeds we would receive from New Circle from our sale of shares to New Circle under the Purchase Agreement at varying purchase prices:

Assumed Average Purchase Price Per Share	Number of Shares to be Issued if Full Purchase(1)	Percentage of Outstanding Shares After Giving Effect to the Issuance to New Circle(2)	Proceeds from the Sale of Shares to New Circle Under the Purchase Agreement(1)
$0.19	49,900,000	62.45%	$9,481,000
$0.24	49,900,000	62.45%	$11,976,000
$0.29(3)	49,900,000	62.45%	$14,471,000
$0.34	49,900,000	62.45%	$16,966,000
$0.39	49,900,000	62.45%	$19,461,000
__________________
(1)The Purchase Agreement provides that we may sell up to $100,000,000 of our Class A Common Stock to New Circle. Since the Commencement Date through November 13, 2025, we have sold an aggregate of 11.3 million shares of our Class A Common Stock for approximately $8.9 million pursuant to the Purchase Agreement and Prior Registration Statement containing the Prior Prospectus. We are registering the offering of 50,000,000 shares under this prospectus, which includes the Commitment Shares, and which may or may not cover all the shares we ultimately sell to New Circle under the Purchase Agreement, depending on the purchase price per share. The number of shares to be issued as set forth in this column is without regard for the Beneficial Ownership Cap.
(2)The denominator is based on 20,431,828 shares of Class A Common Stock and 9,575,500 shares of Class B Common Stock, each outstanding as of November 13, 2025, adjusted to include the number of shares set forth in the column titled “Number of Shares to be Issued if Full Purchase,” which we would have sold to New Circle, assuming the purchase price in the adjacent column. The numerator is based on the number of shares issuable under the Purchase Agreement, set forth in the column titled “Number of Shares to be Issued if Full Purchase,” at the corresponding assumed purchase price set forth in the adjacent column. The table does not give effect to the prohibition contained in the Purchase Agreement that prevents us from selling and issuing to New Circle shares such that, after giving effect to such sale and issuance, New Circle and its affiliates would beneficially own more than 4.99% of the then outstanding shares of our Class A Common Stock.
(3)The closing sale price of our shares on November 13, 2025.

DIVIDEND POLICY
Dividend Policy
We have never declared or paid any cash dividends on our Class A Common Stock. We currently anticipate that we will retain all future earnings for the operation of our business and we do not currently intend to pay any cash dividends on our Class A Common Stock in the foreseeable future.

USE OF PROCEEDS
This prospectus relates to shares of our Class A Common Stock that may be offered and sold for resale from time to time by New Circle. All proceeds from the resale of the shares of Class A Common Stock will be for the account of New Circle. We will not receive any proceeds from any such sales.
We may receive up to $100 million aggregate gross proceeds (subject to certain limitations) under the Purchase Agreement from any sales we make to New Circle pursuant to the Purchase Agreement after the date of this prospectus. We estimate that the net proceeds to us from the sale of our Class A Common Stock to New Circle pursuant to the Purchase Agreement would be up to approximately $14.5 million over an approximately 36-month period, assuming that we sell the full amount of our Class A Common Stock that we have the right, but not the obligation, to sell to New Circle under the Purchase Agreement, and after other estimated fees and expenses. The net proceeds from sales, if any, under the Purchase Agreement, will depend on the frequency and prices at which we sell shares of our Class A Common Stock to New Circle after the date of this prospectus. See “Plan of Distribution” elsewhere in this prospectus for more information.
We intend to use any net proceeds that we received under the Purchase Agreement to reduce outstanding debt, if required by the Company’s debt agreements, and for general corporate purposes, which may include making additions to our working capital. It is possible that none of the 50,000,000 shares that are the subject of this prospectus, other than the Commitment Shares, will be issued under the Purchase Agreement.
New Circle will pay any underwriting commissions and discounts, and expenses incurred by them in connection with any sale of their shares of Class A Common Stock. We will bear the costs, fees and expenses incurred in effecting the registration of the securities covered by this prospectus, including, without limitation, all registration and filing fees, securities or blue-sky law compliance fees, Nasdaq listing fees and expenses of our counsel and our independent registered public accounting firm.

DETERMINATION OF OFFERING PRICE
We cannot currently determine the price or prices at which the shares of Class A Common Stock may be sold by the selling stockholder under this prospectus. See “Plan of Distribution.”

THE SELLING STOCKHOLDER
This prospectus relates to the possible resale by the selling stockholder, New Circle, of shares of our Class A Common Stock that may be issued to New Circle pursuant to the Purchase Agreement. We are filing the registration statement of which this prospectus forms a part pursuant to the provisions of the Registration Rights Agreement, which we entered into with New Circle on October 18, 2024 as amended, concurrently with our execution of the Purchase Agreement, in which we agreed to provide certain registration rights with respect to sales by New Circle of the shares of our Class A Common Stock that may be issued to New Circle under the Purchase Agreement.
New Circle, as the selling stockholder, may, from time to time, offer and sell pursuant to this prospectus any or all of the shares that we may issue to New Circle from time to time at our discretion under the Purchase Agreement. The “selling stockholder” may sell some, all or none of its shares. We do not know how long the selling stockholder will hold the shares before selling them, and we currently have no agreements, arrangements or understandings with the selling stockholder regarding the sale of any of the shares.
The following table presents information regarding the selling stockholder and the shares that it may offer and sell from time to time under this prospectus. The table is prepared based on information supplied to us by the selling stockholder, and reflects its holdings as of November 13, 2025. Neither New Circle nor any of its affiliates has held a position or office, or had any other material relationship, with us or any of our predecessors or affiliates. Beneficial ownership is determined in accordance with Section 13(d) of the Exchange Act and Rule 13d-3 thereunder. The percentage of shares beneficially owned prior to the offering is based on 20,431,828 shares of our Class A Common Stock and 9,575,500 shares of our Class B Common Stock, each outstanding as of November 13, 2025.

	Shares of All Classes of Common Stock Beneficially Owned Prior to Offering		Number of Shares Being Offered	Shares of All Classes of Common Stock Beneficially Owned After Offering(1)
Name	Number	%		Number		%
New Circle Principal Investments LLC(2)	0	0%	50,000,000	0	(1)	0%
__________________
(1)Assumes the sale of all shares of Class A Common Stock being offered by this prospectus, although the selling stockholder is under no obligation known to us to sell any shares of Class A Common Stock at this time.
(2)New Circle Principal Investments LLC (“New Circle”) is a wholly owned subsidiary of New Circle Capital LLC, the sole member of New Circle. Osman Ahmed and Walter Arnold are the Managing Members of New Circle Capital LLC. All investment decisions for New Circle Capital LLC are made by Messrs. Ahmed and Arnold. As such, each of New Circle, New Circle Capital LLC, and Messrs. Ahmed and Arnold may be deemed to have beneficial ownership of the securities directly held by New Circle. Each such entity or person disclaims any beneficial ownership of the reported shares other than to the extent of any pecuniary interest they may have therein. The address of each of New Circle and New Circle Capital LLC is 250 Park Avenue, Floor 7, New York, NY 10177.

PLAN OF DISTRIBUTION
The Class A Common Stock offered by this prospectus is being offered by the selling stockholder, New Circle. The Class A Common Stock may be sold or distributed from time to time by the selling stockholder directly to one or more purchasers or through brokers, dealers, or underwriters who may act solely as agents at market prices prevailing at the time of sale, at prices related to the prevailing market prices, at negotiated prices, or at fixed prices, which may be changed. The sale of the Class A Common Stock offered by this prospectus could be effected in one or more of the following methods:
•ordinary brokers’ transactions;
•transactions involving cross or block trades;
•through brokers, dealers, or underwriters who may act solely as agents;
•“at the market” into an existing market for the Class A Common Stock;
•in other ways not involving market makers or established business markets, including direct sales to purchasers or sales effected through agents;
•in privately negotiated transactions; or
•any combination of the foregoing.
In order to comply with the securities laws of certain states, if applicable, the shares may be sold only through registered or licensed brokers or dealers. In addition, in certain states, the shares may not be sold unless they have been registered or qualified for sale in the state or an exemption from the state’s registration or qualification requirement is available and complied with.
New Circle is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act.
New Circle has informed us that it intends to use an unaffiliated broker-dealer to effectuate all sales, if any, of the Class A Common Stock that it may purchase from us pursuant to the Purchase Agreement. Such sales will be made at prices and at terms then prevailing or at prices related to the then current market price. Such unaffiliated broker-dealer may be deemed an underwriter within the meaning of Section 2(a)(11) of the Securities Act. New Circle has informed us that such broker-dealer will receive commissions from New Circle that will not exceed customary brokerage commissions.
Brokers, dealers, underwriters or agents participating in the distribution of the shares offered by this prospectus may receive compensation in the form of commissions, discounts, or concessions from the purchasers, for whom the broker-dealers may act as agent, of the Class A Common Stock sold by New Circle through this prospectus. The compensation paid to any such particular broker-dealer by any such purchasers of Class A Common Stock sold by New Circle may be less than or in excess of customary commissions. Neither we nor New Circle can presently estimate the amount of compensation that any agent will receive from any purchasers of Class A Common Stock sold by New Circle.
We know of no existing arrangements between New Circle or any other stockholder, broker, dealer, underwriter or agent relating to the sale or distribution of the shares offered by this prospectus.
We may from time to time file with the SEC one or more supplements to this prospectus or amendments to the registration statement of which this prospectus forms a part to amend, supplement or update information contained in this prospectus, including, if and when required under the Securities Act, to disclose certain information relating to a particular sale of shares offered by this prospectus by the selling stockholder, including the names of any brokers, dealers, underwriters or agents participating in the distribution of such shares by the selling stockholder, any compensation paid by New Circle to any such brokers, dealers, underwriters or agents, and any other required information.
We will pay the expenses incident to the registration under the Securities Act of the offer and sale of the shares covered by this prospectus by New Circle. We have agreed to indemnify New Circle and certain other persons against certain liabilities in connection with the offering of shares of Class A Common Stock offered hereby, including liabilities arising under the Securities Act or, if such indemnity is unavailable, to contribute amounts required to be paid in respect of such liabilities. New Circle has agreed to indemnify us against liabilities under the Securities Act that may arise from certain written information furnished to us by New Circle specifically for use in this prospectus or, if such indemnity is unavailable, to contribute amounts required to be paid in respect of such liabilities.
New Circle has represented to us that at no time prior to the date of the Purchase Agreement has New Circle or its agents, representatives or affiliates engaged in or effected, in any manner whatsoever, directly or indirectly, any short sale (as such term is defined in Rule 200 of Regulation SHO of the Exchange Act) of our Class A Common Stock or any hedging transaction, which establishes a net short position with respect to our Class A Common Stock; provided, however, that New Circle may sell a number of shares of the Company’s common stock equal to the number of shares that it is unconditionally obligated to purchase under a pending purchase notice, but has not yet received from the Company. New Circle agreed that during the term of the Purchase Agreement, it, its agents, representatives or affiliates will not enter into or effect, directly or indirectly, any of the foregoing transactions.
We have advised New Circle that it is required to comply with Regulation M promulgated under the Exchange Act. With certain exceptions, Regulation M precludes the selling stockholder, any affiliated purchasers, and any broker-dealer or other person who participates in the distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of the securities offered by this prospectus.
This offering will terminate on the date that all shares offered by this prospectus have been sold by New Circle.
Our Class A Common Stock is traded on the Nasdaq Capital Market under the symbol “DRCT.”

DESCRIPTION OF CAPITAL STOCK
When used herein, the terms “Company,” “Direct Digital,” “Direct Digital Holdings,” “DDH,” “we,” “us” and “our” refer to Direct Digital Holdings, Inc.
Common Stock
We are authorized to issue 760,000,000 shares of Class A Common Stock, 20,000,000 shares of Class B Common Stock and 10,000,000 shares of preferred stock, par value $0.001 per share.
Class A Common Stock
Voting Rights
Holders of our Class A Common Stock are entitled to cast one vote per share. Holders of our Class A Common Stock are not entitled to cumulate their votes in the election of directors. Generally, all matters to be voted on by stockholders must be approved by a majority (or, in the case of election of directors, by a plurality) of the votes entitled to be cast by all holders of Class A Common Stock and Class B Common Stock present in person or represented by proxy, voting together as a single class. Except as otherwise provided by law, amendments to the certificate of incorporation must be approved by a majority of the combined voting power of all shares of Class A Common Stock and Class B Common Stock, voting together as a single class.
Dividend Rights
Any dividend or distribution paid or payable to the holders of shares of Class A Common Stock shall be paid pro rata, on an equal priority, pari passu basis; provided, however, that if a dividend or distribution is paid in the form of Class A Common Stock (or rights to acquire shares of Class A Common Stock), then the holders of the Class A Common Stock shall receive Class A Common Stock (or rights to acquire shares of Class A Common Stock).
Liquidation Rights
In the event of our liquidation, dissolution or winding-up, upon the completion of the distributions required with respect to any series of redeemable convertible preferred stock that may then be outstanding, our remaining assets legally available for distribution to stockholders shall be distributed on an equal priority, pro rata basis to the holders of Class A Common Stock, unless different treatment is approved by the majority of the voting power of the outstanding shares of Class A Common Stock and Class B Common Stock.
Other Matters
No shares of Class A Common Stock are subject to redemption or have preemptive rights to purchase additional shares of Class A Common Stock. Holders of shares of our Class A Common Stock do not have subscription, redemption or conversion rights. There are no redemption or sinking fund provisions applicable to the Class A Common Stock.
Class B Common Stock
Issuance of Class B Common Stock with LLC Units
Shares of Class B Common Stock will only be issued in the future to the extent necessary to maintain a one-to-one ratio between the number of LLC Units held by DDM LLC and the number of shares of Class B Common Stock issued to DDM LLC. Shares of Class B Common Stock are transferable only together with an equal number of LLC Units. Shares of Class B Common Stock will be cancelled on a one-for-one basis if we, at the election of DDM LLC, redeem or exchange their LLC Units pursuant to the terms of the Amended and Restated Limited Liability Agreement of DDH LLC, dated February 15, 2022, by and between us and DDM (the “DDH LLC Agreement”).

Voting Rights
Holders of Class B Common Stock are entitled to cast one vote per share, with the number of shares of Class B Common Stock held by DDM LLC being equivalent to the number of nonvoting LLC Units held by DDM LLC. Holders of our Class B Common Stock are not entitled to cumulate their votes in the election of directors. The voting power afforded to DDM LLC by its shares of Class B Common Stock will be automatically and correspondingly reduced as it redeems its LLC Units because an equal number of their shares of Class B Common Stock will be cancelled.
Generally, all matters to be voted on by stockholders must be approved by a majority (or, in the case of election of directors, by a plurality) of the votes entitled to be cast by all Class A and Class B stockholders present in person or represented by proxy, voting together as a single class. Except as otherwise provided by law, amendments to the certificate of incorporation must be approved by a majority of the combined voting power of all shares of Class A Common Stock and Class B Common Stock, voting together as a single class. There will be a separate vote of the Class B Common Stock in the following circumstances:
•if we amend, alter or repeal any provision of the certificate of incorporation or the bylaws in a manner that modifies the voting, conversion or other powers, preferences, or other special rights or privileges, or restrictions of the Class B Common Stock;
•if we reclassify any outstanding shares of Class A Common Stock into shares having rights as to dividends or liquidation that are senior to the Class B Common Stock or, in the case of Class A Common Stock, the right to more than one vote for each share thereof; or
•if we authorize any shares of preferred stock with rights as to dividends or liquidation that are senior to the Class B Common Stock or the right to more than one vote for each share thereof.
Dividend Rights
The shares of Class B Common Stock have no economic rights. Holders of shares of our Class B Common Stock do not have any rights to receive dividends.
Liquidation Rights
On our liquidation, dissolution or winding up, holders of Class B Common Stock will not be entitled to receive any distribution of our assets.
Transfers
Pursuant to the DDH LLC Agreement, each holder of Class B Common Stock agrees that:
•the holder will not transfer any shares of Class B Common Stock to any person unless the holder transfers an equal number of LLC Units to the same person; and
•in the event the holder transfers any LLC Units to any person, the holder will transfer an equal number of shares of Class B Common Stock to the same person.
Other Matters
No shares of Class B Common Stock have preemptive rights to purchase additional shares of Class B Common Stock. Holders of shares of our Class B Common Stock do not have subscription, redemption or conversion rights. There are no redemption or sinking fund provisions applicable to the Class B Common Stock.
Preferred Stock
Our board of directors has the authority, subject to limitations prescribed by Delaware law, to issue up to 10,000,000 shares of “blank check” preferred stock in one or more series, to establish from time to time the number of shares to be included in each series and to fix the designation, powers, preferences and rights of the shares of each series and any of its qualifications, limitations or restrictions, in each case without further vote or action by our stockholders.

Our board of directors can also increase or decrease the number of shares of any series of preferred stock, but not below the number of shares of that series then outstanding, without any further vote or action by our stockholders. Our board of directors may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of our Class A Common Stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring or preventing a change in control of our Company and might adversely affect the market price of our Class A Common Stock and the voting and other rights of the holders of our Class A Common Stock. We have no current plan to issue any shares of preferred stock.
Series A Convertible Preferred Stock
Pursuant to the terms of the Ninth Amendment, on October 15, 2025, the Company filed the Amended and Restated Certificate of Designation of Series A Convertible Preferred Stock (the “A&R Certificate of Designation”) with the Secretary of State of the State of Delaware, which amended and restated in its entirety the Certificate of Designation establishing the Series A Convertible Preferred Stock, filed on August 8, 2025. The A&R Certificate of Designation sets forth the rights, preferences, powers, restrictions and limitations of the Series A Preferred Stock. Capitalized terms not otherwise defined in this item shall have the meanings given to such terms in the A&R Certificate of Designation.
The following is a summary of key terms of the Series A Preferred Stock, as amended by the A&R Certificate of Designation:
Designation and Amount. The number of shares initially designated as Series A Preferred Stock was 25,000. Under the A&R Certificate of Designation, the number of shares designated as Series A Preferred Stock was increased by 10,000 to a total of 35,000 shares of Series A Preferred Stock. The Series A Preferred Stock have a stated face value of $1,000 per share of Series A Preferred Stock (the “Conversion Value”), which shall be increased for any accrued and unpaid dividends.
Dividends. The 25,000 shares of Series A Preferred Stock issued prior to October 14, 2025 carry a cumulative Dividend, compounded monthly on the last day of each calendar month (each such date, a “Dividend Payment Date”) at a dividend rate of ten percent (10%) per annum (the “Dividend Rate”). From and after the Issuance Date of such a share of Series A Preferred Stock until January 31, 2026 (the “Full Cash Dividend Date”), cumulative dividends will accrue, whether or not there are funds legally available for the payment of dividends, on a daily basis in arrears at the Dividend Rate per share of Series A Preferred Stock based on the sum of (i) the Conversion Value thereof plus, (ii) once compounded, any Compounded Dividends (as defined below) thereon (the Conversion Value plus any such accumulated but unpaid Compounded Dividends, the “Accumulated Conversion Value”).
From and after the Issuance Date of the 10,000 shares of Series A Preferred Stock issued on or after October 14, 2025 until the Full Cash Dividend Date, cumulative Dividends on each such share of Series A Preferred Stock shall accrue, whether or not there are funds legally available for the payment of dividends, on a daily basis in arrears at the Dividend Rate per share of Series A Preferred Stock, based on the Accumulated Conversion Value, and the Company shall pay at least 50% of such accrued Dividends in cash out of funds legally available therefor to the maximum extent not prohibited by the Delaware General Corporation Law (the “DGCL”), on a monthly basis on the last day of each calendar month. All accrued Dividends on any such shares of Series A Preferred Stock shall, unless paid in cash pursuant to this paragraph or the immediately following paragraph, compound monthly on the last day of each calendar month.
On and after the Full Cash Dividend Date, the Company shall make each dividend payment in cash out of funds legally available therefor to the maximum extent not prohibited by the DGCL, on the Series A Preferred Stock monthly on the applicable Dividend Payment Date at the applicable Dividend Rate. All Dividends that the Company does not pay in cash when due shall compound monthly on the last day of each calendar month and shall be added to the then current Accumulated Conversion Value (“Compounded Dividends”).
Ranking. The Series A Preferred Stock will be senior to the Company’s Class A Common Stock, Class B Common Stock and all other series or classes of stock and equity securities of the Company that do not expressly rank senior to, or that are not pari passu with, the Series A Preferred Stock, with respect to dividend rights and rights on the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company.
Voting Right and Protective Provisions: Subject to certain limitations described in the A&R Certificate of Designation, the Series A Preferred Stock is voting stock. Holders of the Series A Preferred Stock are entitled to vote together with the Common Stock on an as-if-converted-to-Common-Stock basis. Holders of Common Stock are entitled to one vote for each share of Common Stock held on all matters submitted to a vote of stockholders. Accordingly, holders of Series A Preferred Stock will be entitled to one vote for each whole share of Common Stock into which their Series A Preferred Stock is then-convertible on all matters submitted to a vote of stockholders of the Company.
In addition, the A&R Certificate of Designation provides for certain protective provisions for Holders of Series A Preferred Stock, which apply at any time when at least 12,525 shares of Series A Preferred Stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series A Preferred Stock) are outstanding.
The Company shall not effect any of the following acts or transactions (the “Specified Actions”) without the written consent or affirmative vote of the Holders of at least a majority of the then outstanding shares of Series A Preferred Stock, voting together as a single class (the “Requisite Holders”):
(i)amend, alter, repeal or otherwise modify any provision of the Company’s Certificate of Incorporation, the A&R Certificate of Designation or the Bylaws in a manner that would alter or change (A) the terms or the powers, preferences, rights or privileges of the shares of Series A Preferred Stock so as to affect such terms, powers, preferences, rights or privileges adversely, or (B) any definition of Independent Director, any provision requiring appointment or election of an Independent Director or any provision requiring the approval of an Independent Director;
(ii)authorize, create, or issue any class or series of preferred stock having rights senior to or that are pari passu with the Series A Preferred Stock, unless the proceeds from the authorization, creation and/or issuance of such preferred stock are used to fully redeem all outstanding shares of Series A Preferred Stock in a Corporation Redemption;
(iii)redeem, repurchase or pay dividends on any securities ranking junior to the Series A Preferred Stock (“Junior Securities”), other than (A) repurchases of shares of Common Stock or other Junior Securities pursuant to any employment agreements, consultant agreements, or plans, (B) redemptions of, or dividends or distributions on, the Series A Preferred Stock, as expressly authorized herein, and (C) dividends or other distributions payable on Common Stock solely in the form of additional shares of Common Stock;
(iv)increase or decrease the authorized number of shares of Series A Preferred Stock or issue additional shares of Series A Preferred Stock after the Issuance Date;
(v)adopt any plan of liquidation or dissolution;
(vi)enter into an agreement to effectuate or consummate any Deemed Liquidation Event if the Holders of shares of Series A Preferred Stock would receive in such Deemed Liquidation Event an amount per share of Series A Preferred Stock that is less than the Series A Liquidation Amount; or
(vii) increase or decrease the number of directors on the Board of Directors of the Company.
Conversion. At the option of the Holder thereof, each share of Series A Preferred Stock shall be convertible into the number of Conversion Shares equal to the Accumulated Conversion Value divided by $2.50 per share of Class A Common Stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization), rounded down to the nearest whole share.
Beneficial Ownership Limitation. The Company will not effect any conversion of the Series A Preferred Stock, and a Holder shall not have the right to convert any portion of the Series A Preferred Stock, to the extent that, after giving effect to the conversion set forth on the applicable Notice of Conversion, such Holder (together with such Holder’s Affiliates, and any Persons acting as a group together with such Holder or any of such Holder’s Affiliates) would beneficially own in excess of 4.99% of the number of shares of Common Stock outstanding immediately after giving effect to the issuance of the shares of Common Stock issuable upon conversion of Series A Preferred Stock held by the applicable Holder.
Liquidation. In the event of any Liquidation, the Holders of shares of Series A Preferred Stock then outstanding will be entitled to be paid out of the assets of the Company available for distribution to its stockholders, and in the event of a Deemed Liquidation Event, the Holders of shares of Series A Preferred Stock then outstanding shall be entitled to be paid out of the consideration payable to stockholders in such Deemed Liquidation Event or the other proceeds available for distribution to stockholders, before any payment shall be made to the holders of any Junior Securities by reason of their ownership thereof, an amount per share equal to three times (3.00x) the Accumulated Conversion Value thereof (hereinafter referred to as the “Series A Liquidation Amount”). If upon any such Liquidation, the assets of the Company available for distribution to its stockholders shall be insufficient to pay the Holders of shares of Series A Preferred Stock the full Series A Liquidation Amount thereof, the Holders of shares of Series A Preferred Stock shall share ratably in any distribution of the assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.
After the payment in full of all Series A Liquidation Amount and all other amounts due to holders of shares of any class of stock that is pari passu with the Series A Preferred Stock, the remaining assets of the Company available for distribution to its stockholders or, in the case of a Deemed Liquidation Event, the consideration not payable to the Holders of shares of Series A Preferred Stock pursuant to the immediately preceding paragraph or to holders of any shares of any class of stock that is pari passu with the Series A Preferred Stock, shall be distributed among the holders of shares of Common Stock and any other Junior Securities, pro rata based on the number of shares held by each such holder (or in accordance with the provisions set forth in the applicable certificate of designation for any class or series of Junior Securities, as applicable).
Redemption. The Company shall have the right, but not the obligation, to redeem, from time to time, out of funds legally available therefor, all or any portion of the then outstanding shares of Series A Preferred Stock (a “Corporation Redemption”), at any time following the Issuance Date for a price per share of Series A Preferred Stock equal to its Series A Liquidation Amount (the “Corporation Redemption Price”). Any such Corporation Redemption shall occur not less than twenty (20) days and not more than sixty (60) days following circulation by the Company of a written election notice thereof (the “Corporation Redemption Notice”) from the Company. Following the notice period required by the Corporation Redemption Notice, the Company shall redeem all, or in the case of an election to redeem less than all of the shares of Series A Preferred Stock, the same pro rata portion of each such Holder’s shares of Series A Preferred Stock redeemed pursuant to this paragraph. In exchange for the surrender to the Company by the respective Holders of shares of Series A Preferred Stock of their certificate or certificates, if any, or an affidavit of loss, representing such shares of Series A Preferred Stock on or after the applicable Corporation Redemption Date, the Corporation Redemption Price for the shares of Series A Preferred Stock being redeemed shall be payable in cash by the Company in immediately available funds to the respective Holders of the Series A Preferred Stock, except to the extent prohibited by applicable Delaware law. Notwithstanding anything to the contrary contained in the A&R Certificate of Designation, each Holder of shares of Series A Preferred Stock shall have the right to elect, prior to the Corporation Redemption Date, to exercise such Holder’s conversion rights with respect to its Series A Preferred Stock, if any.
Independent Director. The A&R Certificate of Designation provides that, for so long as any Series A Preferred Stock remains outstanding, (i) the Company shall nominate and use best efforts to cause to be elected an Independent Director (as defined in the A&R Certificate of Incorporation) to its Board of Directors and (ii) the Company shall not take any of the Specified Actions described above or file or consent to any petition for bankruptcy unless the same has been unanimously approved by the Board of Directors, including the Independent Director. Additionally, by no later than October 29, 2025 (unless extended by the Company with consent of the Requisite Holders), the Company shall increase the size of its Board of Directors by one seat and thereafter fill the resulting vacancy with an Independent Director.
Waiver by Requisite Holders. Notwithstanding any provision in the A&R Certificate of Designation to the contrary, any provision contained in the A&R Certificate of Designation and any right of the Holders of Series A Preferred Stock granted thereunder may be waived or amended, subject to agreement with the Company as required, as to all shares of Series A Preferred Stock (and the Holders thereof) upon the written consent of the Requisite Holders, unless a higher percentage is required by any mandatory provision of the DGCL, in which case the written consent of the Holders of not less than such higher percentage shall be required.
Unit Purchase Option
In connection with our initial public offering consummated in February 2022 (the “IPO”), we sold to the representatives of the underwriters a unit purchase option to purchase 5% of the total number of units sold in the IPO (including 5% of any securities sold upon the underwriters’ exercise of the over-allotment option). The unit purchase option has an exercise price equal to 120% of the price per unit in the IPO or, in the event of the purchase of an uneven number of shares of Class A Common Stock or warrants pursuant to the over-allotment option, at 120% of the IPO price per share or per warrant, as applicable, subject to standard anti-dilution adjustments for share splits and similar transactions. The unit purchase option became exercisable upon issuance at any time, and from time to time, in whole or in part, during the period commencing 180 days from the commencement of sales in the IPO, and expiring five years from the commencement of sales in the IPO. The unit purchase option is also exercisable on a cashless basis. The unit purchase option has been deemed compensation by FINRA and is therefore subject to a 180-day lock-up pursuant to FINRA Rule 5110(e)(1). Except as permitted by Rule 5110(e)(1), the underwriters (or permitted assignees under the Rule) were not permitted to sell, transfer, assign, pledge, or hypothecate the unit purchase option or the securities underlying the unit purchase option, nor will any of them engage in any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the option or the underlying securities for a period of 180 days from the commencement of the IPO.
Anti-Takeover Provisions
Our certificate of incorporation and bylaws contain provisions that could delay or prevent a change in control of Direct Digital. These provisions could also make it difficult for stockholders to elect directors that are not nominated by the current members of our board of directors or take other corporate actions, including effecting changes in our management. These provisions include certain provisions that:
•permit the board of directors to establish the number of directors and fill any vacancies and newly created directorships;
•provide that, after a removal for cause, vacancies on our board of directors may be filled only by a majority of directors then in office, even though less than a quorum;
•prohibit cumulative voting in the election of directors;
•require the affirmative vote of the holders of 66 2/3% of the voting power of our outstanding common stock to amend certain provisions of our certificate of incorporation and bylaws;
•authorize the issuance of “blank check” preferred stock that our board of directors could use to implement a stockholder rights plan;
•restrict the forum for certain litigation against us to Delaware or federal courts;
•permit our board of directors to alter our bylaws without obtaining stockholder approval; and
•establish advance notice requirements for nominations for election to our board of directors or for proposing matters that can be acted upon by stockholders at annual stockholder meetings.
In addition, as a Delaware corporation, we are subject to Section 203 of the Delaware General Corporation Law (the “DGCL”). These provisions may prohibit large stockholders, in particular those owning 15% or more of our outstanding voting stock, from merging or combining with us for a period of time without the approval of our board of directors. In addition, our credit facility includes, and other debt instruments we may enter into in the future may include, provisions entitling the lenders to demand immediate repayment of all borrowings upon the occurrence of certain change of control events relating to us, which also could discourage, delay or prevent a business combination transaction.

LEGAL MATTERS
Troutman Pepper Locke LLP, Charlotte, North Carolina, will pass upon the validity of the securities being offered by this prospectus.
EXPERTS
The consolidated financial statements of Direct Digital Holdings, Inc. as of December 31, 2024, and 2023 and for each of the two years in the period ended December 31, 2024, incorporated by reference in this prospectus and in the registration statement have been so incorporated in reliance on the report of BDO USA, P.C., an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting. The report on the consolidated financial statements contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.
WHERE YOU CAN FIND MORE INFORMATION
We file annual, quarterly, and current reports, proxy statements, and other information with the SEC. We have also filed a registration statement on Form S-1, including exhibits, under the Securities Act with respect to the securities offered by this prospectus. This prospectus is part of the registration statement, but does not contain all of the information included in the registration statement or the exhibits filed with the registration statement. For further information about us and the securities offered hereby, we refer you to the registration statement and the exhibits filed with the registration statement. Statements contained in this prospectus regarding the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the registration statement.
Our SEC filings are available to the public on the internet at a website maintained by the SEC located at http://www.sec.gov. Those filings are also available to the public on, or accessible through, our website under the heading “Investors” at www.directdigitalholdings.com. Information contained on our website is not a part of this prospectus and the inclusion of our website address in this prospectus is an inactive textual reference only.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE
The SEC allows us to “incorporate by reference” information from other documents that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. Information in this prospectus supersedes information incorporated by reference that we filed with the SEC prior to the date of this prospectus. We incorporate by reference into this prospectus and the registration statement of which this prospectus is a part the information or documents listed below that we filed with the SEC:
•our Annual Report on Form 10-K for the year ended December 31, 2024, filed with the SEC on March 28, 2025 (the “2024 Form 10-K”);
•our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2025, June 30, 2025 and September 30, 2025, each filed with the SEC on May 7, 2025, August 6, 2025 and November 12, 2025 respectively;
•our Current Reports on Form 8-K filed with the SEC on January 3, 2025, January 13, 2025, February 4, 2025, February 7, 2025, April 7, 2025, April 11, 2025, April 18, 2025, May 13, 2025, May 16, 2025, May 30, 2025, June 10, 2025, July 18, 2025, August 11, 2025, August 12, 2025, September 12, 2025, September 22, 2025, October 2, 2025, October 15, 2025, October 20, 2025, October 30, 2025 and November 13, 2025; and
•the description of our capital stock contained in this prospectus, and in Exhibit 4.2 to the 2024 Form 10-K, including any amendments or reports filed for the purposes of updating this description.
Notwithstanding the statements in the preceding paragraphs, no document, report or exhibit (or portion of any of the foregoing) or any other information that we have “furnished” to the SEC pursuant to the Exchange Act shall be incorporated by reference into this prospectus.
We also incorporate by reference any future filings (other than current reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form that are related to such items unless such Form 8-K expressly provides to the contrary) made with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, including those made (i) on or after the date of the initial filing of the registration statement of which this prospectus forms a part and prior to effectiveness of such registration statement, and (ii) on or after the date of this prospectus but prior to the termination of the offering (i.e., until the earlier of the date on which all of the securities registered hereunder have been sold or the registration statement of which this prospectus forms a part has been withdrawn). Information in such future filings updates and supplements the information provided in this prospectus. Any statements in any such future filings will automatically be deemed to modify and supersede any information in any document we previously filed with the SEC that is incorporated or deemed to be incorporated herein by reference to the extent that statements in the later filed document modify or replace such earlier statements.
We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, without charge upon written or oral request, a copy of any or all of the documents that are incorporated by reference into this prospectus but not delivered with the prospectus, including exhibits that are specifically incorporated by reference into such documents. You should direct any requests for documents to Direct Digital Holdings, Inc., Attn: Investor Relations, 1177 West Loop South, Suite 1310, Houston, Texas 77027, or by calling (832) 402-1051.
You also may access these filings on our website at www.directdigitalholdings.com. We do not incorporate the information on our website into this prospectus or any supplement to this prospectus and you should not consider any information on, or that can be accessed through, our website as part of this prospectus or any supplement to this prospectus (other than those filings with the SEC that we specifically incorporate by reference into this prospectus or any supplement to this prospectus). You may also access these filings at the SEC’s website at www.sec.gov.
Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus will be deemed modified, superseded or replaced for purposes of this prospectus to the extent that a statement contained in this prospectus modifies, supersedes or replaces such statement.

50,000,000 Shares of Class A Common Stock
PRELIMINARY PROSPECTUS
       , 2025

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 13. Other Expenses of Issuance and Distribution
The following table indicates the expenses to be incurred in connection with the offering described in this Registration Statement, other than underwriting discounts and commissions, all of which will be paid by us. All amounts are estimated except the SEC registration fee.

Amount
SEC registration fee	$2,350
Accounting fees and expenses	$110,000
Legal fees and expenses	$70,000
Total expenses	$182,350
Item 14. Indemnification of Directors and Officers
Section 145(a) of the DGCL provides, in general, that a Delaware corporation may indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) because that person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, so long as the person acted in good faith and in a manner he or she reasonably believed was in or not opposed to the corporation’s best interests, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.
Section 145(b) of the DGCL provides, in general, that a Delaware corporation may indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action or suit by or in the right of the corporation to obtain a judgment in its favor because the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other enterprise. The indemnity may include expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action, so long as the person acted in good faith and in a manner the person reasonably believed was in or not opposed to the corporation’s best interests, except that no indemnification shall be permitted without judicial approval if a court has determined that the person is to be liable to the corporation with respect to such claim. Section 145(c) of the DGCL provides that, if a present or former director or officer has been successful in defense of any action referred to in Sections 145(a) and (b) of the DGCL, the corporation must indemnify such officer or director against the expenses (including attorneys’ fees) he or she actually and reasonably incurred in connection with such action.
Section 145(g) of the DGCL provides, in general, that a corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other enterprise against any liability asserted against and incurred by such person, in any such capacity, or arising out of his or her status as such, whether or not the corporation could indemnify the person against such liability under Section 145 of the DGCL.
As permitted by Section 102 of the DGCL, we have adopted provisions in our certificate of incorporation that limit the liability of our directors and officers for monetary damages for breach of their fiduciary duties, except for liability that cannot be eliminated under the DGCL. Delaware law provides that directors and officers of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors or officers, except liability for any of the following:
•any breach of their duty of loyalty to the corporation or the stockholders;
•acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;
•unlawful payments of dividends or unlawful stock purchases or redemptions as provided in Section 174 of the DGCL;
•any transaction from which the director or officer derived an improper personal benefit; or
•with respect to officers only, in any action by or in the right of the Company (i.e., derivative actions).
This limitation of liability does not apply to liabilities arising under the federal securities laws and does not affect the availability of equitable remedies such as injunctive relief or rescission.
Our certificate of incorporation and our bylaws also provide that we will indemnify our directors and executive officers and may indemnify our other officers and employees and other agents to the fullest extent permitted by law. We believe that indemnification under our Bylaws covers at least negligence and gross negligence on the part of indemnified parties. Our bylaws also permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in this capacity, regardless of whether our bylaws would permit indemnification. We have secured such insurance.
In addition, we have entered into separate indemnification agreements with our directors and officers in addition to the indemnification provided for in our certificate of incorporation and bylaws. These indemnification agreements provide, among other things, that we will indemnify our directors and officers for certain expenses, including damages, judgments, fines, penalties, settlements and costs and attorneys’ fees and disbursements, incurred by a director or officer in any claim, action or proceeding arising in his or her capacity as a director or officer of the company or in connection with service at our request for another corporation or entity. The indemnification agreements also provide for procedures that will apply in the event that a director or officer makes a claim for indemnification.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.
Item 15. Recent Sales of Unregistered Securities
On October 18, 2024, the Company entered into the Purchase Agreement with New Circle, which was subsequently amended, pursuant to which New Circle has agreed to purchase from the Company up to an aggregate of $100 million of our Class A Common Stock (subject to certain limitations) from time to time over the term of the Purchase Agreement. The Purchase Agreement is subject to certain limitations including, but not limited to, the filing and effectiveness of a registration statement covering the shares of Class A Common Stock that are issuable to New Circle under the Purchase Agreement. Pursuant to the terms of the Purchase Agreement, we issued 62,762 shares having a value in aggregate of approximately $150,000 upon the effectiveness of the Prior Registration Statement, as partial consideration for New Circle’s commitment to purchase shares of Class A Common Stock under the Purchase Agreement in lieu of a cash payment. In addition, we issued 100,000 shares of Class A Common Stock as an incremental commitment fee in accordance with the terms of the amendment to the Purchase Agreement entered into on October 24, 2025. Since the Commencement through November 13, 2025, we have sold an aggregate of 11.3 million shares of our Class A Common Stock to New Circle for approximately $8.9 million in cash consideration after an aggregate discount of $0.4 million in a series of transactions pursuant to the Purchase Agreement and Prior Registration Statement containing the Prior Prospectus. The securities referenced in this section were issued or sold by the Company under the Purchase Agreement in reliance upon an exemption from the registration requirements under the Securities Act afforded by Section 4(a)(2) of the Securities Act and/or Rule 506(b) of Regulation D promulgated thereunder.

On August 8, 2025, Direct Digital Holdings, LLC (“DDH LLC”), as borrower, entered into the Seventh Amendment (the “Seventh Amendment”) to the Term Loan and Security Agreement dated December 3, 2021 (the “Term Loan Facility”) with the Company, Colossus Media, LLC, Huddled Masses LLC and Orange142, LLC, as guarantors (such guarantors together with DDH LLC, the “Credit Parties”), and Lafayette Square Loan Servicing, LLC (“LS”), as administrative agent, and Lafayette Square USA, Inc. (“Lafayette”) and the other lenders from time to time party thereto. Under the terms of the Seventh Amendment, the parties agreed to convert and exchange term loans with an aggregate principal amount of $25.0 million for newly authorized shares of Series A Preferred Stock, par value $0.001, of the Company (the “Series A Preferred Stock”), with an aggregate face amount of $25.0 million issued to Lafayette. Immediately following the conversion and exchange, term loans in an aggregate principal amount of $9.4 million remain outstanding under the Term Loan Facility. In connection with the Seventh Amendment, the Credit Parties agreed to pay a $1.0 million closing fee upon the earliest to occur of the payment in full of the term loans under the Term Loan Facility, the earlier acceleration of the term loans pursuant to the terms of the Term Loan Facility and September 30, 2025, as well as other fees and expenses required to be paid pursuant to the terms of the Term Loan Facility.
Additionally, pursuant to a letter agreement dated August 8, 2025 by and between the Credit Parties, LS and Lafayette (the “Letter Agreement”), the Credit Parties agreed to pay LS for the benefit of Lafayette a $25.0 million exit fee upon the redemption in full of the $25.0 million face amount of the Series A Preferred Stock; provided, that (i) if the Credit Parties redeem in full the Series A Preferred Stock at the Series A Liquidation Amount (as defined in the Certificate of Designation (as defined below)) on or prior to December 31, 2026, such exit fee is no longer due and payable and (ii) the amount of the exit fee reduces over time by the cumulative Corporation Redemption Price (as defined in the Certificate of Designation) under the Certificate of Designation that is received by Lafayette over time (including, the Corporation Redemption Price paid to Lafayette at the time that all of the Series A Preferred Stock is redeemed) and the cumulative Conversion Value (as defined in the Certificate of Designation) of the shares of Series A Preferred Stock converted voluntarily by Lafayette to Conversion Shares (as defined in the Certificate of Designation) pursuant to the terms of the Certificate of Designation.
The Seventh Amendment amends (i) the consolidated total leverage ratio to provide that commencing with the fiscal quarter ending June 30, 2026, the Credit Parties are required to maintain a consolidated total leverage ratio of not more than 3.50 to 1.00 and 3.25 to 1.00 for each fiscal quarter thereafter, (ii) the consolidated fixed charge coverage ratio to provide that commencing with the fiscal quarter ending June 30, 2026, the Credit Parties are required to maintain a fixed charge coverage ratio of not less than 1.25 to 1.00 and 1.50 to 1.00 for each fiscal quarter thereafter, (iii) the minimum unrestricted cash financial covenant to require the Credit Parties to maintain $1.5 million of unrestricted cash at all times and (iv) the Term Loan Facility by adding a requirement for the Credit Parties to maintain minimum Consolidated EBITDA as of the end of each fiscal quarter of $1.0 million for the fiscal quarters ended September 30, 2025 and December 31, 2025, and $0.5 million for each fiscal quarter thereafter. The Seventh Amendment also amends the Term Loan Facility to permit the issuance of the Series A Preferred Stock and to permit the various transactions contemplated by the Certificate of Designation with respect to the Series A Preferred Stock.
The lenders under the Seventh Amendment have agreed that they will not transfer the shares of Series A Preferred stock and any shares of Common Stock issued or issuable upon conversion thereof (and any securities issuable, directly or indirectly, upon conversion or exchange of any of the foregoing, if any) (collectively, “Securities”) may not be transferred or assigned, in whole or in part, (i) except in compliance with applicable federal and state securities laws by the transferor and the transferee (including, without limitation, upon reasonable request of the Company, the delivery of an investment representation letter and/or legal opinion reasonably satisfactory to the Company) and (ii) with respect to the Series A Preferred Stock, upon the prior written consent of the Company in its sole discretion, which shall not be unreasonably withheld, conditioned or delayed, provided, that a lender may transfer or assign the Series A Preferred Stock to an affiliate of a lender or related fund of Lafayette without the consent of the Company by providing advance written notice of such transfer or assignment to the Company.
On October 14, 2025, DDH LLC, as borrower, entered into the Ninth Amendment (the “Ninth Amendment”) to the Term Loan Facility with the Credit Parties, and LS, as administrative agent, and Lafayette and the other lenders from time to time party thereto. Under the terms of the Ninth Amendment, the parties agreed to convert and exchange term loans and other debt obligations with an aggregate principal amount of $10.0 million for newly authorized shares of Series A Preferred Stock, with an aggregate face amount of $10.0 million issued to Lafayette. In connection with the Ninth Amendment, the Credit Parties agreed to pay a $3.5 million amendment fee to be added to the principal balance of the term loans under the Term Loan Facility and to be due and payable, together with accrued interest thereon, upon the expiration of the term of the Term Loan Facility. Immediately following the conversion, exchange and amendment fee, term loans in an aggregate principal amount of $9.99 million remain outstanding under the Term Loan Facility and the aggregate issued and outstanding face amount of the Series A Preferred Stock is $35.0 million.
The Credit Parties also agreed to pay an Exchange Exit Fee calculated as the cumulative sum of the “Monthly Exchange Exit Fee” set forth in the Term Loan Facility for the applicable fiscal month which has occurred and for which LS has not received proceeds from the sale of Series A Preferred Stock in an amount equal to or greater than the applicable “Minimum Exchange Proceeds” for such fiscal month as set forth in the Term Loan Facility. The Exchange Exit Fee bears interest and is to be paid upon the earliest of (a) the date that the outstanding principal balance of the Term Loans has been paid in full, (b) the date of acceleration of all or any portion of the Term Loans pursuant to the terms of the Term Loan Facility, and (c) the end of the term of the Term Loan Facility.
The Credit Parties also agreed to amend and restate the Letter Agreement pursuant to a new agreement on substantially similar terms to pay a $35.0 million exit fee upon the redemption in full of the $35.0 million face amount of the Series A Preferred Stock; provided, that (i) if the Credit Parties redeem in full the Series A Preferred Stock at the Series A Liquidation Amount (as defined in the A&R Certificate of Designation (as defined below)) on or prior to December 31, 2026, such exit fee is no longer due and payable and (ii) the amount of the exit fee reduces over time by redemptions and conversions of the shares of Series A Preferred Stock pursuant to the terms of the A&R Certificate of Designation.
The Ninth Amendment also amends certain financial covenants to include the following: (1) maintain a minimum unrestricted cash balance of not less than $0.45 million at all times, (2) generate a minimum quarterly consolidated EBITDA loss of $(0.652 million) and $(1.921 million) for the fiscal quarters ending December 31, 2025 and March 31, 2026 and (3) generate a minimum quarterly sell-side revenue of $2.5 million, $2.5 million and $5.0 million for the fiscal quarters ending December 31, 2025, March 31, 2026 and thereafter, respectively. Additionally, the Credit Parties agreed to retain a financial advisor acceptable to LS and to appoint an Independent Director (as defined in the A&R Certificate of Designation) in accordance with the terms of the A&R Certificate of Designation. The Ninth Amendment requires prepayments to the extent that the Credit Parties have cash and cash equivalents in an aggregate amount in excess of $2.5 million or when any Credit Party receives any proceeds from the sale of Series A Preferred Stock.
The shares of Series A Preferred Stock are being issued and, upon conversion, the shares of Class A Common Stock of the Company issuable upon conversion of the Series A Preferred Stock will be issued, without registration under the Securities Act, in reliance on the exemptions provided by Section 4(a)(2) of the Securities Act as a transaction not involving a public offering, and in reliance on similar exemptions under applicable state laws.
Item 16. Exhibits and Financial Statement Schedules
The exhibits listed below are filed as part of this Registration Statement.

		Incorporated by Reference
Exhibit No.	Description	Form	File Number	Date	Exhibit No.	Filed or furnished herewith
3.1	Amended and Restated Certificate of Incorporation of Direct Digital Holdings, Inc.	8-K	001-41261	February 16, 2022	3.1
3.2	Amended and Restated Bylaws of Direct Digital Holdings, Inc.	8-K	001-41261	February 16, 2022	3.2
3.3	Certificate of Designation of Series A Convertible Preferred Stock.	8-K	001-41261	August 11, 2025	3.1

		Incorporated by Reference
Exhibit No.	Description	Form	File Number	Date	Exhibit No.	Filed or furnished herewith
3.4	Amended and Restated Certificate of Designation of Series A Convertible Preferred Stock.	8-K	001-41261	October 20, 2025	3.1
4.1	Unit Purchase Option, dated February 15, 2022, issued by the Company to Roth Capital Partners, LLC.	8-K	001-41261	February 16, 2022	4.2
5.1	Opinion of Troutman Pepper Locke LLP.	S-1	333-291106	October 27, 2025	5.1
10.1	Second Amended and Restated Limited Liability Company Agreement of Direct Digital Holdings, LLC, dated as of February 15, 2022.	8-K	001-41261	February 16, 2022	10.1
10.2	Tax Receivable Agreement, dated February 15, 2022, by and among the Company, Direct Digital Holdings, LLC and Direct Digital Management, LLC.	8-K	001-41261	February 16, 2022	10.2
10.3+	Direct Digital Holdings, LLC 2022 Omnibus Incentive Plan.	S-1	333-261059	January 24, 2022	10.3
10.4+	Form of Direct Digital Holdings, Inc. Employee Restricted Stock Unit Award Agreement.	8-K	001-41261	June 13, 2022	10.1
10.5+	Form of Direct Digital Holdings, Inc. Employee Nonqualified Stock Option Award Agreement.	8-K	001-41261	June 13, 2022	10.2
10.6+	Form of Direct Digital Holdings, Inc. Director Restricted Stock Unit Award Agreement.	8-K	001-41261	June 13, 2022	10.3
10.7+	Executive Employment Agreement, dated as of February 15, 2022, by and between Direct Digital Holdings, LLC and Mark Walker.	10-K	001-41261	March 31, 2022	10.10
10.8+	Executive Employment Agreement, dated as of February 15, 2022, by and between Direct Digital Holdings, LLC and Keith Smith.	10-K	001-41261	March 31, 2022	10.11
10.9+	Executive Employment Agreement, dated as of March 9, 2022, by and between Direct Digital Holdings, LLC and Anu Pillai.	10-K	001-41261	March 31, 2022	10.13
10.10+	Executive Employment Agreement, effective as of October 16, 2023, between Direct Digital Holdings, LLC and Diana Diaz.	8-K	001-41261	October 18, 2023	10.1
10.11+	Executive Employment Agreement, effective as of August 22, 2022, between Direct Digital Holdings, LLC and Maria Vilchez Lowrey.	10-K	001-41261	October 15, 2024	10.11

		Incorporated by Reference
Exhibit No.	Description	Form	File Number	Date	Exhibit No.	Filed or furnished herewith
10.12	Term Loan and Security Agreement, dated as of December 3, 2021, by and among Direct Digital Holdings, LLC, as borrower, Orange142, LLC, Huddled Masses LLC, Colossus Media, LLC, and Universal Standards for Digital Marketing, LLC, as guarantors, Lafayette Square Loan Servicing, LLC, as administrative agent, and the various financial institutions signatory to the Term Loan and Security Agreement as lenders.	S-1	333-261059	November 15, 2021	10.17
10.13	First Amendment to Term Loan and Security Agreement, dated as of February 3, 2022, by and among Direct Digital Holdings, LLC, as borrower, Colossus Media, LLC, Huddled Masses LLC, Orange142, LLC, and Universal Standards for Digital Marketing, LLC, as guarantors, Lafayette Square Loan Servicing, LLC as administrative agent, and the various financial institutions signatory to the Term Loan and Security Agreement as lenders.	10-K	001-41261	March 31, 2022	10.16
10.14*	Second Amendment and Joinder to Term Loan and Security Agreement, dated effective as of July 28, 2022, by and among Direct Digital Holdings, LLC, as borrower, Colossus Media, LLC, Huddled Masses LLC, Orange142, LLC, Universal Standards for Digital Marketing, LLC and Direct Digital Holdings, Inc., as guarantors, Lafayette Square Loan Servicing, LLC as administrative agent, and the various financial institutions signatory to the Term Loan and Security Agreement as lenders.	10-Q	001-41261	November 14, 2022	10.1
10.15	Third Amendment to Term Loan and Security Agreement, dated January 9, 2023, by and between Direct Digital, LLC, as borrower, Colossus Media, LLC, Huddled Masses LLC, Orange142, LLC, and Direct Digital Holdings, Inc., as guarantors, and Lafayette Square Loan Servicing, LLC, as administrative agent, and the various lenders thereto.	8-K	001-41261	January 11, 2023	10.2
10.16	Fourth Amendment to Term Loan and Security Agreement, dated October 3, 2023, by and between Direct Digital, LLC, as borrower, Colossus Media, LLC, Huddled Masses LLC, Orange142, LLC, and Direct Digital Holdings, Inc., as guarantors, and Lafayette Square Loan Servicing, LLC, as administrative agent, and the various lenders thereto.	8-K	001-41261	October 10, 2023	10.1

		Incorporated by Reference
Exhibit No.	Description	Form	File Number	Date	Exhibit No.	Filed or furnished herewith
10.17	Early Opt-in Election, dated June 1, 2023, by and among Direct Digital Holdings, Inc., Direct Digital Holdings, LLC, Huddled Masses LLC, Colossus Media, LLC, Orange142, LLC, Lafayette Square Loan Servicing, LLC and Lafayette Square USA, Inc.	8-K	001-41261	June 6, 2023	10.1
10.18	Intercreditor Agreement, dated as of December 3, 2021, by and between Lafayette Square Loan Servicing, LLC and East West Bank.	S-1	333-261059	January 18, 2022	10.18
10.19	Exclusive License and Sale Agreement, effective as of November 9, 2022, by and between Colossus Media, LLC and SmartyAds, Inc.	8-K	001-41261	November 15, 2022	10.1
10.20	Credit Agreement, dated July 7, 2023, by and among the Company, Direct Digital Holdings, LLC, Huddled Masses LLC, Colossus Media, LLC, and Orange142, LLC, as borrowers, and East West Bank, as lender.	8-K	001-41261	July 12, 2023	10.1
10.21	Second Amendment to Credit Agreement, dated November 27, 2023, by and among the Company, Direct Digital Holdings, LLC, Colossus Media, LLC, Huddled Masses LLC, and Orange142, LLC, as borrowers, and East West Bank, as lender.	8-K	001-41261	November 30, 2023	10.1
10.22	Share Purchase Agreement, dated October 18, 2024, between Direct Digital Holdings, Inc. and New Circle Principal Investments LLC.	8-K	001-41261	October 21, 2024	10.1
10.23	Registration Rights Agreement, dated as of October 18, 2024, between Direct Digital Holdings, Inc. and New Circle Principal Investments LLC.	8-K	001-41261	October 21, 2024	10.2
10.24	Fifth Amendment to Term Loan and Security Agreement, dated as of October 15, 2024, among Direct Digital Holdings, LLC, Lafayette Square Loan Services, LLC (“Lafayette Square”), as administrative agent, and the various lenders party thereto.	10-Q	001-41261	November 13, 2024	10.1
10.25	Third Amendment to Credit Agreement, dated October 15, 2024, among Direct Digital Holdings, LLC, Huddled Masses LLC, Colossus Media, LLC and Orange 142, LLC, as borrowers, and East West Bank, as lender.	10-Q	001-41261	November 13, 2024	10.2
10.26+	Amendment to Direct Digital Holdings, Inc. 2022 Omnibus Incentive Plan.	DEF 14A	001-41261	November 15, 2024	Annex A

		Incorporated by Reference
Exhibit No.	Description	Form	File Number	Date	Exhibit No.	Filed or furnished herewith
10.27	Waiver and Fourth Amendment to Credit Agreement, dated December 27, 2024, by and among Direct Digital Holdings, Inc., Direct Digital Holdings, LLC, Colossus Media, LLC, Huddled Masses LLC, and Orange142, LLC, as borrowers, and East West Bank, as lender.	8-K	001-41261	January 3, 2025	10.1
10.28	Sixth Amendment and Waiver to Term Loan and Security Agreement, dated December 27, 2024, by and between Direct Digital, LLC, as borrower, Colossus Media, LLC, Huddled Masses LLC, Orange142, LLC, and Direct Digital Holdings, Inc., as guarantors, and Lafayette Square Loan Servicing, LLC, as administrative agent, and the various lenders thereto.	8-K	001-41261	January 3, 2025	10.2
10.29	Form of Amended and Restated Employment Agreement applicable to Executive Officers.	8-K	001-41261	May 30, 2025	10.1
10.30	Fifth Amendment to Credit Agreement, dated as of July 17, 2025 but effective as July 7, 2025, by and among Direct Digital Holdings, Inc., Direct Digital Holdings, LLC, Colossus Media, LLC, Huddled Masses LLC, and Orange142, LLC, as borrowers, and East West Bank, as lender.	10-Q	001-41261	August 6, 2025	10.2
10.31	Sixth Amendment to Credit Agreement, dated as of August 5, 2025 but effective as July 31, 2025, by and among Direct Digital Holdings, Inc., Direct Digital Holdings, LLC, Colossus Media, LLC, Huddled Masses LLC, and Orange142, LLC, as borrowers, and East West Bank, as lender.	10-Q	001-41261	August 6, 2025	10.3
10.32	Amendment to Term Loan and Security Agreement, dated August 8, 2025, by and among Direct Digital, LLC, as borrower, Colossus Media, LLC, Huddled Masses LLC, Orange142, LLC, and Direct Digital Holdings, Inc., as guarantors, and Lafayette Square Loan Servicing, LLC, as administrative agent, and the various lenders thereto.	8-K	001-41261	August 11, 2025	10.1
10.33	Letter Agreement, dated August 8, 2025, by and among Direct Digital, LLC, Colossus Media, LLC, Huddled Masses LLC, Orange142, LLC, and Direct Digital Holdings, Inc. and Lafayette Square Loan Servicing, LLC and Lafayette Square USA, Inc.	8-K	001-41261	August 11, 2025	10.2

		Incorporated by Reference
Exhibit No.	Description	Form	File Number	Date	Exhibit No.	Filed or furnished herewith
10.34	Amendment to Term Loan and Security Agreement, dated September 8, 2025, by and among Direct Digital, LLC, as borrower, Colossus Media, LLC, Huddled Masses LLC, Orange142, LLC, and Direct Digital Holdings, Inc., as guarantors, and Lafayette Square Loan Servicing, LLC, as administrative agent, and the various lenders thereto.	8-K	001-41261	September 12, 2025	10.1
10.35	Ninth Amendment to Term Loan and Security Agreement, dated October 14, 2025, by and among Direct Digital, LLC, as borrower, Colossus Media, LLC, Huddled Masses LLC, Orange142, LLC, and Direct Digital Holdings, Inc., as guarantors, and Lafayette Square Loan Servicing, LLC, as administrative agent, and the various lenders thereto.	8-K	001-41261	October 20, 2025	10.1
10.36	Letter Agreement, dated October 14, 2025, by and among Direct Digital, LLC, Colossus Media, LLC, Huddled Masses LLC, Orange142, LLC, and Direct Digital Holdings, Inc. and Lafayette Square Loan Servicing, LLC and Lafayette Square USA, Inc.	8-K	001-41261	October 20, 2025	10.2
10.37	Amendment No. 1 to Share Purchase Agreement dated October 24, 2025, between Direct Digital Holdings, Inc. and New Circle Principal Investments LLC.	S-1	333-291106	October 27, 2025	10.37
21.1	List of Subsidiaries.	10-K	001-41261	October 15, 2024	21.1
23.1	Consent of BDO USA, P.C., independent registered public accounting firm.					X
23.3	Consent of Troutman Pepper Locke LLP (included in Exhibit 5.1).	S-1	333-291106	October 27, 2025	5.1
24.1	Power of Attorney (included on signature page).					X
107	Filing Fee Table.	S-1	333-291106	October 27, 2025	107
__________________
+Indicates management contract or compensatory plan required to be filed as an Exhibit.
*Pursuant to Item 601(a)(5) of Regulation S-K, certain schedules and attachments have been omitted. A copy of any omitted schedule or attachment will be furnished supplementally to the Securities and Exchange Commission upon request. Pursuant to Item 601(a)(6) of Regulation S-K, certain personally identifiable information contained in this document, marked by brackets as [***] has been omitted.
Item 17. Undertakings.
The undersigned registrant hereby undertakes as follows:
(a)
(1)To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i)To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;
(iii)To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
(2)That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4)That, for the purpose of determining liability under the Securities Act to any purchaser, if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.
(5)That, for the purpose of determining any liability under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this Registration Statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
(i)Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
(ii)Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
(iii)The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and
(iv)Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
(6)That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(7)That every prospectus: (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(8)Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the undersigned pursuant to the foregoing provisions, or otherwise, the undersigned has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the undersigned of expenses incurred or paid by a director, officer or controlling person of the undersigned in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the undersigned will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.
(b)The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into this prospectus pursuant to Items 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.
(c)The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES
Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in City of Houston, State of Texas, on November 17, 2025.

DIRECT DIGITAL HOLDINGS, INC.

By:	/s/ MARK D. WALKER
Name:	Mark D. Walker
Title:	Chairman and Chief Executive Officer
POWER OF ATTORNEY
Each person whose signature appears below constitutes and appoints each of Mark D. Walker, Keith Smith and Diana Diaz, acting alone or together with another attorney-in-fact, as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such person and in his or her name, place and stead, in any and all capacities, to sign any or all further amendments (including post-effective amendments) to this Registration Statement (and any additional registration statement related hereto permitted by Rule 462(b) promulgated under the Securities Act, (and all further amendments, including post-effective amendments, thereto)), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dated indicated.

Signature	Title	Date

/s/ MARK D. WALKER	Chief Executive Officer, Chairman and Director	November 17, 2025
Mark D. Walker	(Principal Executive Officer)

/s/ KEITH SMITH*	President and Director	November 17, 2025
Keith Smith

/s/ DIANA P. DIAZ*	Chief Financial Officer	November 17, 2025
Diana P. Diaz	(Principal Financial and Accounting Officer)

/s/ RICHARD COHEN*	Director	November 17, 2025
Richard Cohen

/s/ ANTOINETTE R. LEATHERBERRY*	Director	November 17, 2025
Antoinette R. Leatherberry

/s/ MISTELLE LOCKE*	Director	November 17, 2025
Mistelle Locke

*Pursuant to power of attorney
/s/ MARK D. WALKER
Mark D. Walker Attorney-in-Fact